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                                CREDIT AGREEMENT

                          DATED AS OF NOVEMBER 30, 1999

                                  BY AND AMONG

                         SCIENTIFIC GAMES HOLDINGS CORP.

                                       AND

                              SCIENTIFIC GAMES INC.

                                AS CO-BORROWERS,

                         THE LENDERS REFERRED TO HEREIN,

                                       AND

                           FIRST UNION NATIONAL BANK,

                             AS ADMINISTRATIVE AGENT




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                                CREDIT AGREEMENT

                                TABLE OF CONTENTS


ARTICLE I

         DEFINITIONS..............................................................................................1
         SECTION 1.1  Definitions.................................................................................1
         SECTION 1.2  General....................................................................................17
         SECTION 1.3  Accounting Matters.........................................................................17
         SECTION 1.4  Other Definitions and Provisions...........................................................18
         SECTION 1.5  Exhibits and Schedules.....................................................................18

ARTICLE II

         CREDIT FACILITY.........................................................................................18
         SECTION 2.1  Revolver Loans.............................................................................18
         SECTION 2.2  Procedure for Advances of Revolver Loans...................................................19
         SECTION 2.3  Swingline Loan Subfacility.................................................................20
         SECTION 2.4  Repayment of Revolver Loans................................................................22
         SECTION 2.5  Letters of Credit..........................................................................23
         SECTION 2.6  Termination of Revolver Facility...........................................................28
         SECTION 2.7  Use of Proceeds............................................................................28
         SECTION 2.8  Co-Borrower and Guarantor Liability........................................................28
         SECTION 2.9  Subordination of  Subrogation and Contribution Claim.......................................28
         SECTION 2.10 Foreign Subsidiary Guaranties..............................................................29

ARTICLE III

         GENERAL LOAN PROVISIONS ................................................................................29
         SECTION 3.1  Interest...................................................................................29
         SECTION 3.2  Notice and Manner of Conversion or Continuation of Loans...................................31
         SECTION 3.3  Fees.......................................................................................32
         SECTION 3.4  Manner of Payment..........................................................................33
         SECTION 3.5  Crediting of Payments and Proceeds.........................................................33
         SECTION 3.6  Nature of Obligations of Lenders Regarding Loans; Assumption by
                        Administrative Agent.....................................................................34
         SECTION 3.7  Changed Circumstances......................................................................34
         SECTION 3.8  Indemnity..................................................................................36
         SECTION 3.9  Capital Requirements.......................................................................36
         SECTION 3.10 Taxes......................................................................................37

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
ARTICLE IV

         CLOSING: CONDITIONS OF CLOSING AND BORROWING............................................................39
         SECTION 4.1  Closing....................................................................................39
         SECTION 4.2  Conditions to Closing and Initial Loan.....................................................39
         SECTION 4.3  Conditions to All Loans....................................................................42

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF CO-BORROWERS..........................................................42
         SECTION 5.1  Representations and Warranties.............................................................42
         SECTION 5.2  Survival of Representations and Warranties, Etc............................................49

ARTICLE VI

         FINANCIAL INFORMATION AND NOTICES.......................................................................49
         SECTION 6.1  Financial Statements and Projections.......................................................49
         SECTION 6.2  Officer's Compliance Certificate...........................................................50
         SECTION 6.3  Other Certificates and Reports.............................................................51
         SECTION 6.4  Notice of Litigation and Other Matters.....................................................51
         SECTION 6.5  Accuracy of Information....................................................................52
         SECTION 6.6  Notice of Demand for Reimbursement, etc....................................................52

ARTICLE VII

         AFFIRMATIVE COVENANTS...................................................................................53
         SECTION 7.1  Preservation of Corporate Existence and Related Matters....................................53
         SECTION 7.2  Maintenance of Property....................................................................53
         SECTION 7.3  Insurance..................................................................................53
         SECTION 7.4  Accounting Methods and Financial Records...................................................53
         SECTION 7.5  Payment and Performance of Obligations.....................................................54
         SECTION 7.6  Compliance With Laws and Approvals.........................................................54
         SECTION 7.7  Environmental Law..........................................................................54
         SECTION 7.8  Compliance with ERISA and the Code.........................................................54
         SECTION 7.9  Compliance With Agreements.................................................................55
         SECTION 7.10 Conduct of Business........................................................................55
         SECTION 7.11 Visits and Inspections.......... ..........................................................55
         SECTION 7.12 Subsidiaries...............................................................................55
         SECTION 7.13 Further Assurances.........................................................................56
         SECTION 7.14 Year 2000 Compatibility....................................................................56

ARTICLE VIII

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
         FINANCIAL COVENANTS.....................................................................................56
         SECTION 8.1  Leverage Ratio.............................................................................56
         SECTION 8.2  Fixed Charge Coverage Ratio................................................................56

ARTICLE IX

         NEGATIVE COVENANTS......................................................................................57
         SECTION 9.1  Limitations on Debt........................................................................57
         SECTION 9.2  Limitations on Contingent Obligations......................................................57
         SECTION 9.3  Limitations on Liens.......................................................................57
         SECTION 9.4  Limitations on Loans, Advances, Investments and Acquisitions...............................57
         SECTION 9.5  Limitations on Mergers and Liquidation.....................................................59
         SECTION 9.6  Limitations on Sale of Assets..............................................................60
         SECTION 9.7  Transactions with Affiliates...............................................................60
         SECTION 9.8  Certain Accounting Changes.................................................................61
         SECTION 9.9  Licenses...................................................................................61
         SECTION 9.10  Restrictive Agreements....................................................................61

ARTICLE X

         DEFAULT AND REMEDIES....................................................................................61
         SECTION 10.1  Events of Default.........................................................................61
         SECTION 10.2  Remedies..................................................................................64
         SECTION 10.3  Rights and Remedies Cumulative; Non-Waiver; etc...........................................64
         SECTION 10.4  Set-off...................................................................................64
         SECTION 10.5  Adjustments...............................................................................65
         SECTION 10.6  Consents..................................................................................65

ARTICLE XI

         THE ADMINISTRATIVE AGENT................................................................................65
         SECTION 11.1  Appointment...............................................................................65
         SECTION 11.2  Nature of Duties..........................................................................66
         SECTION 11.3  Exculpatory Provisions....................................................................66
         SECTION 11.4  Reliance by Administrative Agent..........................................................66
         SECTION 11.5  Non-Reliance on Administrative Agent and Other Lenders....................................67
         SECTION 11.6  Notice of Default.........................................................................67
         SECTION 11.7  Indemnification...........................................................................68
         SECTION 11.8  The Administrative Agent in its Individual Capacity.......................................68
         SECTION 11.9  Successor Administrative Agent............................................................68

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
ARTICLE XII

         MISCELLANEOUS...........................................................................................69
         SECTION 12.1  Notices...................................................................................69
         SECTION 12.2  Expenses..................................................................................70
         SECTION 12.3  Governing Law.............................................................................71
         SECTION 12.4  Consent to Jurisdiction...................................................................71
         SECTION 12.5  Arbitration...............................................................................72
         SECTION 12.6  WAIVER OF JURY TRIAL......................................................................72
         SECTION 12.7  Reversal of Payment.......................................................................73
         SECTION 12.8  Injunctive Relief.........................................................................73
         SECTION 12.9  Successors and Assigns; Participations....................................................73
         SECTION 12.10 Amendments, Waivers and Consents: Renewal.................................................75
         SECTION 12.11  Performance of Duties....................................................................76
         SECTION 12.12  Indemnification..........................................................................76
         SECTION 12.13  All Powers Coupled with Interest.........................................................77
         SECTION 12.14  Survival of Indemnities..................................................................77
         SECTION 12.15  Titles and Captions......................................................................77
         SECTION 12.16  Severability of Provisions...............................................................77
         SECTION 12.17  Counterparts.............................................................................77
         SECTION 12.18  Term of Agreement........................................................................77
         SECTION 12.19  Provisions Regarding the Euro............................................................77

EXHIBITS

Exhibit A-1 - Form of Revolver Note
Exhibit A-2 - Form of Swingline Note
Exhibit B - Form of Notice of Borrowing
Exhibit C - Form of Notice of Conversion/Continuation
Exhibit D - Form of Officer's Certificate
Exhibit E - Form of Assignment and Acceptance
Exhibit F - Form of Negative Pledge Agreement
Exhibit G - Form of Intercompany Subordination Agreement
Exhibit H - Form of Joinder Agreement
Exhibit I - Form of Foreign Subsidiary Note
Exhibit J - Form of Limited Foreign Guaranty
Exhibit K - Form of Note Pledge Agreement
Exhibit L - Form of Guaranty
Exhibit M - Form of Bid Activity Report
Exhibit N - Form of Contribution Agreement

SCHEDULES

Schedule 1.1         -      Lenders and Commitments
Schedule 5.1(a)      -      Jurisdictions of Organization and Qualification to
                            Do Business as Foreign Corporation
Schedule 5.1(b)      -      Subsidiaries and Capitalization
Schedule 5.1(d)      -      Compliance of Agreement, Loan Documents and
                            Borrowings with Laws
Schedule 5.1(g)      -      Environmental Matters
Schedule 5.1(h)      -      ERISA Plans
Schedule 5.1(1)      -      Material Contracts
Schedule 5.1(m)      -      Labor and Collective Bargaining Agreements
Schedule 5.1(o)      -      Liabilities Not Reflected in Financial Statements
Schedule 5.1(q)      -      Real Property
Schedule 5.1(s)      -      Debt and Contingent Obligations
Schedule 5.1(t)      -      Litigation
Schedule 9.1         -      Existing Debt
Schedule 9.2         -      Existing Contingent Obligations
Schedule 9.3         -      Existing Liens
Schedule 9.4         -      Existing Loans, Advances and Investments

         CREDIT AGREEMENT, dated as of the 30th day of November, 1999, by and among SCIENTIFIC GAMES HOLDINGS CORP., a corporation organized under the laws of Delaware ("Holdings"), SCIENTIFIC GAMES INC. (the "Company"), a corporation organized under the laws of Delaware and a wholly-owned indirect Subsidiary of Holdings (Holdings and the Company together are the "Co-Borrowers"), the financial institutions which may become party hereto (the "Lenders"), and FIRST UNION NATIONAL BANK, a national banking association, as Administrative Agent for the Lenders.

                              STATEMENT OF PURPOSE

         The Co-Borrowers have requested that Administrative Agent and the Lenders provide the credit facilities hereunder. The parties have agreed that the credit facilities are to be governed by the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the agreements, covenants and provisions herein contained and for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Co-Borrowers, the Lenders and Administrative Agent hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 Definitions. In addition to the terms defined above and the terms defined elsewhere herein, the following terms when used in this Agreement shall have the meanings assigned to them below:

         "Accounts Designation Letter" means the letter executed by each of the Co-Borrowers, delivered on the Closing Date and from time to time thereafter, designating the accounts of the Co- Borrowers to which proceeds of Revolver Loans are to be disbursed and authorizing the Administrative Agent to disburse such proceeds to such accounts.

         "Administrative Agent" means First Union in its capacity as administrative agent hereunder, and any successor thereto appointed pursuant to
Section 11.9.

         "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1.

         "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary of such Person) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" means (i) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced at any time or from time to time pursuant to this Agreement. On the Closing Date, the Aggregate Commitment shall be Eighty Million Dollars ($80,000,000).

         "Aggregate Revolver Loan Commitment" means the aggregate amount of the Revolving Loan Commitments of all Lenders in effect from time to time hereunder.

         "Agreement" means this Credit Agreement, as amended or supplemented from time to time.

         "Applicable Law" means all applicable provisions of constitutions, laws, statutes, treaties, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

         "Applicable Margin" shall have the meaning assigned thereto in Section 3.1(c).

         "Assigned Dollar Value" shall mean, in respect of any Foreign Currency Loan or Letter of Credit payable in a Foreign Currency, the Dollar Equivalent thereof determined based upon the applicable Spot Exchange Rate as of the Denomination Date for such Loan or Letter of Credit.

         "Assigned Dollar Value Excess" shall mean the Dollar amount by which, at the end of any Interest Period for a Foreign Currency Loan, the Assigned Dollar Value of all outstanding Foreign Currency Loans, but calculated for all Foreign Currency Loans as of two Business Days before the end of such Interest Period, exceeds the Foreign Currency Sublimit.

         "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 12.9(a).

         "Bankruptcy Code" means the U.S. Bankruptcy Code, 11 U.S.C. ss. 101 et seq., as amended.

         "Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

         "Base Rate Loan" means any loan under the Revolver bearing interest at a rate determined with reference to the Base Rate.

         "Benefitted Lender" shall have the meaning assigned thereto in Section 10.5.

         "British pounds sterling" shall mean lawful money of the United
Kingdom.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, and


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

Atlanta, Georgia, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, Foreign Currency Loan or Letter of Credit that is payable in a Foreign Currency, any day that is a Business Day described in clause (a) and that is also, with respect to LIBOR Rate Loans, a day for trading by and between banks in dollar deposits in the London interbank market, and, with respect to Foreign Currency Loans and Letters of Credit that are payable in a Foreign Currency, is a day in which the banks in the capital of the country of the foreign currency are open.

         "Capital Lease" means, with respect to any Person, any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on its balance sheet.

         "Cash Flow Percentage" means, for any corporation, partnership, or other entity in which either Co-Borrower has any direct or indirect investment or other interest, for any period of calculation, the percentage derived by dividing (A) the product of (i) Consolidated EBITR for such corporation, partnership, or other entity during the period, multiplied by (ii) the percentage amount of direct or indirect ownership by either or both Co-Borrowers of all outstanding capital stock or other ownership interests of the corporation, partnership, or other entity at the end of the period by (B) Consolidated EBITR for Holdings and its Subsidiaries during the period.

         "Change in Control" means (i) any person or group of persons shall obtain beneficial ownership or control (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in one or more series of transactions of more than fifty percent (50%) of the common stock of either of the Co-Borrowers, (ii) any person or group of persons shall obtain more than fifty percent (50%) of the voting power of shareholders of either of the Co-Borrowers entitled to vote in the election of members of the Board of Directors, (iii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Holdings cease for any reason to constitute a majority of the members of the Board of Directors of such company, or (iv) there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $10 million any "change in control" (as defined in such indenture or other evidence of Debt) obligating either of the Co-Borrowers or any Subsidiary to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein.

         "Closing Date" means the date of this Agreement.

         "Co-Borrowers" shall have the meaning assigned thereto in the preamble hereof.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

         "Commitment" means the Commitment of a Lender to make Loans hereunder, the Issuing Bank to issue Letters of Credit hereunder, and of each Lender to reimburse the Issuing Bank for unreimbursed drawings under any Letter of Credit.

         "Commitment Percentage" means, with respect to any Lender or the Issuing Bank, the ratio of (i) the amount of the Commitment of such Lender or the Issuing Bank at such time to (ii) the aggregate Commitments of all Lenders and the Issuing Bank at such time.

         "Company" shall have the meaning assigned thereto in the preamble hereof.

         "Consolidated" means, when used with reference to financial statements or financial statement items of Holdings or any of its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Contribution Agreement" means that certain Contribution Agreement, dated of even date, and providing for certain contribution and indemnity claims among the Co-Borrowers and Material Subsidiaries with respect to amounts paid in connection with the Obligations, substantially in the form of Exhibit N attached hereto.

         "Contingent Obligation" means, with respect to Holdings and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other monetary obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other monetary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not so stated or determinable, the reasonably anticipated liability thereof.

         "Credit Facility" means the several credits to be extended to the Co-Borrowers pursuant to Article II of this Agreement.

         "Debt" means, with respect to Holdings and its Subsidiaries, at any date and without duplication, the sum, calculated in accordance with GAAP, of
(i) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (ii) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due, (iii) the capitalized obligations of any such Person as lessee under capital leases, (iv) all Debt of any other Person secured by a Lien on any asset of any such Person, (v) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, exclusive of (A) standby letters of credit (other than letters of credit securing obligations of a type described in clauses (i), (ii), (iii) or (iv)) having a term of one year or less and entered into in the ordinary course of business to the extent such letters of credit have not been drawn upon, and (B) bid, performance, litigation and similar bonds or guarantees entered into in the ordinary course of business to the extent the same have not been drawn upon, or if and to the extent drawn upon, such drawing is reimbursed not later than the 10th Business Day following receipt by Co-Borrowers or a Subsidiary of a demand for reimbursement on such bonds or guarantees by the surety or other issuer thereof), (vi) all Contingent Obligations of such Person for the repayment of money borrowed or the deferred purchase price of property (including all earn-out obligations), including, without limitation, all guaranty, surety, accommodation and like undertakings with respect to such obligations, (vii) all obligations to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or securities of such Person and (vii) all termination payments which would be due and payable by any such Person pursuant to a hedging agreement.

         "Deemed Distribution Event" means the delivery by the Company to the Administrative Agent of an opinion (reasonably satisfactory to the Administrative Agent) from the Company's regular outside counsel or its tax advisors to the effect that a foreign Material Subsidiary's becoming or continuing to be liable under the Guaranty could reasonably be expected to create taxable income for Co-Borrowers or any Subsidiary organized in the United States under Section 956 of the Code.

         "Default" means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Denomination Date" means, in determining the Assigned Dollar Value of any Foreign Currency Loans to be made, continued or converted or any or Letter of Credit payable in a Foreign Currency, (a) the date that is two Business Days before the date on which the applicable Foreign Currency Loan is made, continued or converted or the applicable Letter of Credit payable in a Foreign Currency is issued, renewed or extended, or (b) from time to time at the discretion of the Administrative Agent.

         "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "Dollar Equivalent" shall mean, with respect to an amount of any Foreign Currency or Letter of Credit payable in a Foreign Currency on any date, the amount of Dollars that may be purchased with such amount of such Foreign Currency at the Spot Exchange Rate with respect to such Foreign Currency on such date.

         "EBITR" means, with respect to any Person, for any period of calculation and without duplication, Net Income for such period, plus the sum of the following items, in each case, to the extent deducted in the computation of such Net Income (i) Interest Expense paid or accrued but not paid during such period, plus (ii) income, franchise and other tax expenses paid during such period, plus (iii) rental expense (exclusive of Capital Leases) paid during such period.

         "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $1,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for

Economic Cooperation and Development or any successor thereto (the "OECD") or a political subdivision of any such country and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $1,000,000,000, (v) any Affiliate of an existing Lender or (vi) any other Person approved by the Co-Borrowers and the Administrative Agent, which approval shall not be unreasonably withheld.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees or former employees of any Co-Borrower or any ERISA Affiliate or (ii) has at any time within the preceding six years been maintained for the employees or former employees of any Co-Borrower or any current or former ERISA Affiliate.

         "Environmental Law" means any and all applicable federal, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, written approvals and published interpretations, and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

         "Equipment" means as to any Person all of such Person's now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including, without limitation, data processing hardware and software, motor vehicles, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by such Person and all of such Persons' rights and interest with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

         "ERISA Affiliate" means any Person who together with any Co-Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

         "euro" or "euros" shall have the meaning assigned thereto in Section 12.19(a).

         "Euro Lending Office" means the office of each Lender that will advance funds under and receive repayments of each Foreign Currency Loan.

         "Event of Default" means any of the events specified in Section 10.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Judgment" shall have the meaning assigned thereto in Section 10.1(m).

         "Existing Letter of Credit and Reimbursement Agreement" means that certain Letter of Credit and Reimbursement Agreement dated as of August 25, 1999, among First Union, Co- Borrowers, Scientific Games Finance Corporation, SGIL and Scientific Games Royalty Corporation, as the same may be amended, modified, restated or supplemented from time to time.

         "Expiration Date" means the third anniversary of the Closing Date.

         "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published at 11:00 a.m. (Eastern Standard or Daylight Time) for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it in good faith as reasonably representative of such rate.

         "First Union" means First Union National Bank.

         "Fiscal Year" means each fiscal year of Holdings and its Subsidiaries ending on December 31.

         "Fixed Charge Coverage Ratio" means, for any period of calculation, EBITR divided by (i) Interest Expense paid or accrued but not paid during such period, and (ii) rental expense (exclusive of Capital Leases) paid during such period.

         "Foreign Currency" shall mean French francs, British pounds sterling, German marks, euros and any other currency (other than Dollars), in each case, freely transferable and convertible into Dollars in the London Interbank market requested by a Co-Borrower and acceptable to each of the Lenders.

         "Foreign Currency Loan" means any Loan under the Revolver Facility that is borrowed in, and to be repaid in, a Foreign Currency.

         "Foreign Currency Sublimit" means the Assigned Dollar Value of $70,000,000, plus $7,000,000 subject to the requirements of Section 2.1 with respect to such Assigned Dollar Value Excess.

         "Foreign Subsidiary Note" means each and every promissory note made to either Co- Borrower from a foreign Material Subsidiary, whether or not executing a Limited Foreign Guaranty and made to evidence the loans to be made by either Co-Borrower to the foreign Material Subsidiary from proceeds of the Loans and other cash sources.

         "French francs" shall mean lawful money of the Republic of France.

         "GAAP" means, as of any date of determination, generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for Holdings and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of Holdings and its Subsidiaries. The term "consistently applied" as used in connection therewith, means that the accounting principles applied as at a date or for a period specified are consistent in all material respects to those applied as at prior dates or for prior periods.

         "German marks" means the lawful money of the Federal Republic of Germany.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing having jurisdiction over the Person and the subject matter.

         "Guaranty" means that certain Guaranty of even date, executed by each of the Guarantors and by which each of the Guarantors (other than SGIL, which shall execute a Limited Foreign Guaranty) shall guarantee the payment of the full amount of the Obligations substantially in the form of Exhibit L attached hereto, as amended or supplemented from time to time.

         "Guarantors" means those Persons who have executed a Guaranty or a Limited Foreign Guaranty, including, without limitation, Scientific Games Finance Corporation, a Delaware corporation and a Subsidiary of Holdings, Scientific Games Royalty Corporation, a Delaware corporation and a Subsidiary of Holdings, SGIL and all other Material Subsidiaries.

         "Hazardous Materials" means any substances or materials (i) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or similar in kind and harmful to human health or the environment and are or become regulated by any Governmental Authority, (iii) the presence of which require investigation or remediation under any Environmental Law, (iv) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (v) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (vi) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (vii) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Holdings" shall have the meaning assigned thereto in the preamble hereof.

         "IBOR" means, with respect to each Foreign Currency Loan and for each Interest Period, a rate of interest equal to the prevailing rate of interest at which deposits in the applicable Foreign Currency, for a period comparable to the Interest Period and in an amount comparable to the amount of such Foreign Currency Loan, are offered, based on relevant information appearing on Telerate Page 3740 and 3750 (or, if it is unavailable from Telerate for any reason, by reference to relevant information on the Reuters Screen) as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period.

         "IBOR Rate" means (i) IBOR divided by (ii) one (1) less the Reserve Percentage (such rate to be rounded upward to the next whole multiple of 1/16 of 1%).

         "Intercompany Subordination Agreement" means the Intercompany Subordination Agreement of even date by and among, certain Subsidiaries of Co-Borrowers identified therein and the Administrative Agent, for the benefit of itself and the Lenders, substantially in the form of Exhibit G attached hereto, as amended or supplemented from time to time.

         "Initial Interest Period" means the period during which all Loans shall be Base Rate Loans, which period shall commence on the Closing Date and end on the date three (3) Business Days thereafter.

         "Interest Expense" means, with respect to Holdings and its Consolidated Subsidiaries, for any period of calculation and without duplication, gross interest expense (including without limitation, interest expense attributable in accordance with GAAP to Capital Leases and all net obligations pursuant to hedging agreements), determined on a Consolidated basis for such period in accordance with GAAP.

         "Interest Payment Date" means, with respect to Base Rate Loans, the last Business Day of each calendar quarter commencing with the first calendar quarter ending after the Closing Date, and with respect to LIBOR Rate Loans or Foreign Currency Loans, the last day of each Interest Period applicable thereto (unless such Interest Period extends over three (3) months, in which case "Interest Payment Date" shall also include the last Business Day of the third month during such Interest Period).

         "Interest Period" shall have the meaning assigned thereto in Section 3.1(b).

         "Issuing Bank" means First Union, in its capacity as the issuer of a Letter of Credit, or any successor to thereto.

         "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit H executed by each Subsidiary in accordance with Section 7.12, as amended or supplemented from time to time.

         "Lender" shall have the meaning assigned thereto in the preamble hereof, and included each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 12.9.

         "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's applicable Commitment Percentage of the Loans, but, with respect to each Foreign Currency Loan, shall mean the Euro Lending Office.

         "Letter of Credit" means a letter of credit at any time issued by the Issuing Bank for the account of any Co-Borrower pursuant to Section 2.5 hereof.

         "LOC Committed Amount" means, at any time, the lessor of (a) Thirty Million Dollars ($30,000,000), and (b) the Aggregate Commitment in effect at such time.

         "LOC Fronting Fee" shall have the meaning assigned thereto in Section 2.5(b).

         "LOC Issuance Fee" shall have the meaning assigned thereto in Section 2.5(b).

         "LOC Obligations" means, as to each Letter of Credit, all liabilities of the Co-Borrowers or any of their Subsidiaries thereunder or in respect thereof, whether contingent or otherwise, including (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid or made available by the Administrative Agent or the Issuing Bank to the extent not reimbursed, and (c) all unpaid interest, fees and expenses relating thereto.

         "Leverage Ratio" means at any date the ratio of (i) the Consolidated Debt of Holdings and its Subsidiaries as of such date to (ii) the sum of (A) the Consolidated Net Worth of Holdings and its Subsidiaries plus (B) the Consolidated Debt of Holdings and its Subsidiaries, each as of such date.

         "LIBOR" means the prevailing rate of interest determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period commencing on the first day of such Interest Period appearing on Telerate Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period. In the event that such rate does not appear on Telerate Page 3750, "LIBOR" shall be the rate per annum at which deposits in Dollars are offered by leading reference banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

         "LIBOR Market Index Rate" means a LIBOR based rate of interest to be mutually agreed upon by Co-Borrowers and the Swingline Lender.

         "LIBOR Rate" means (i) LIBOR divided by (ii) one (1) less the Reserve Percentage (such rate to be rounded upward to the next whole multiple of 1/16 of 1%).

         "LIBOR Rate Loan" means any loan under the Revolver bearing interest at a rate determined with reference to the LIBOR Rate.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Limited Foreign Guaranty" means the Limited Foreign Guaranty executed by any Material Subsidiary (other than SG Austria) not organized in the United States of America and for which the Company has established that there is a Deemed Distribution Event.

         "Loan" means any loan or advance made by any Lender pursuant to this Agreement.

         "Loan Documents" means, collectively, this Agreement, the Notes, the Intercompany Subordination Agreement, any Joinder Agreement, the Guaranty, the Limited Foreign Guaranty, the Negative Pledge Agreement, the Note Pledge Agreement, and each other document, instrument and agreement executed and delivered by either Co-Borrower or any Subsidiary pursuant to and in connection with this Agreement.

         "Loan Year" means the period of twelve (12) consecutive months commencing on the Closing Date and each succeeding period of twelve (12) consecutive months commencing on each anniversary of the Closing Date.

         "Material Adverse Effect" means, with respect to Holdings and its Subsidiaries taken as a whole, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of any such Person so as to impair the ability of any such Person to perform its obligations under the Loan Documents to which it is a party.

         "Material Contract" means any contract or other agreement, written or oral, of Holdings or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum.

         "Material Judgment Amount" means $1,000,000.

         "Material Subsidiary" means Scientific Games Finance Corporation, Scientific Games Royalty Corporation, SGIL, SG Austria and any other Subsidiary
(i) having, at any time, total assets equal to or greater than ten percent (10%) of the then total consolidated assets of Holdings or (ii) having at any Fiscal Year end (or as of the end of any fiscal quarter as may be required pursuant to 6.2(d)), a Cash Flow Percentage, for the consecutive four quarter period ending on such Fiscal Year end (or, as requested by the Administrative Agent, fiscal quarter end), equal to or greater than ten percent (10%).

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Co-Borrower or any ERISA Affiliate has made, or accrued an obligation to make, contributions within the preceding six years.

         "Negative Pledge Agreement" means the agreement executed by each of the Co-Borrowers and the Material Subsidiaries and prohibiting the sale or collateral conveyance of the signatories' assets.

         "Net Income" means, with for any period and without duplication, net income (or loss) of Holdings and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided, that other than in the calculation called for by subsection (ii) of the definition of Material Subsidiary, there shall be excluded from the calculation of such Net Income the income of any Subsidiary (other than a Material Subsidiary) if and to the extent that a Co-Borrower or a Material Subsidiary has not received the income in a cash distribution.

         "Net Worth" means, as of any date, the total of all amounts which would, in accordance with GAAP, be included on a Consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of such date as (a) the par or stated value of all outstanding capital stock of Holdings and its Consolidated Subsidiaries, (b) paid-in capital or capital surplus relating to such capital stock, and (c) any retained earnings or earned surplus, less any accumulated deficit.

         "Notes" means the Revolver Notes and the Swingline Note.

         "Note Pledge Agreement" means each Note Pledge Agreement taken at the time of the issuance of a Foreign Subsidiary Note issued by a foreign Material Subsidiary subject to a Deemed Distribution Event, by which the Co-Borrowers will grant to the Administrative Agent for the benefit of the Lenders hereunder and for the benefit of First Union as lender under the 364-Day Credit Agreement, and to secure equally all of the Obligations hereunder and all of the obligations of the Co-Borrowers to First Union under the 364-Day Credit Agreement, a first priority pledge and security interest in the subject Foreign Subsidiary Note issued to one or more of the Co-Borrowers.

         "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.2(a).

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 3.2.

         "Obligations" means, in each case, whether now in existence or hereafter arising: (i) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (ii) all LOC Obligations, (iii) all payment and other obligations owing under any hedging agreement and (iv) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, obligations, covenants and duties owing to the Lenders, Issuing Bank or to the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money in each case under or in respect of this Agreement, the Note or any of the other Loan Documents.

         "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 6.2.

         "Original Credit Agreement" means that certain Credit Agreement dated as of December 20, 1996, by and among Co-Borrowers, First Union in its capacity as lender and administrative agent on behalf of the other lenders thereunder, Wachovia Bank, N.A., as lender, and ABN Amro Bank, N.V., as lender.

         "Other Taxes" shall have the meaning assigned thereto in Section
3.10(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (i) is maintained for employees or former employees of any Co-Borrower or any ERISA Affiliates or (ii) has at any time within the preceding six years been maintained for the employees or former employees of any Co-Borrower or any of their current or former ERISA Affiliates.

         "Permissible Restrictive Agreement" means an agreement entered into by either or both Co- Borrowers or one or more Subsidiary that restricts the payment of dividends by the Co-Borrower or Subsidiary party to the agreement, but only restricts such dividend payment to the extent it, when added to all other dividend payments since the inception of the agreement, would exceed more than half of the cumulative net income earned by the Co-Borrower or Subsidiary since the inception of the agreement.

         "Permitted Acquisition" shall have the meaning assigned thereto in
Section 9.4(b)(x).

         "Permitted Business" means (i) any business segment of the lottery and promotional game industry, including, without limitation, the production, distribution and sale of lottery tickets, game design, inventory management and distribution, retailer telemarketing, field services, on line lottery or gaming systems and components, lottery ticket accounting and validation hardware and software, central site computers and communications hardware, support and maintenance services or any combination thereof, (ii) any related, ancillary or complimentary business, including, without limitation, the production, distribution and sale of prepaid telephone cards, the production, distribution and sale of hardware, software and support services for sports betting and credit card processing, the production, distribution and sale of any printed products utilizing manufacturing processes or equipment similar to the processes or equipment then employed by the Company or otherwise employed in the lottery and gaming industry and the production, distribution and sale of products and services for which a useful or necessary component is the utililization of concealed, encoded or encrypted information or data.

         "Permitted Liens" means (i) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental

Law) not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings or procedures if adequate reserves are maintained (to the extent required by GAAP), (ii) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (A) which are not overdue for a period of more than thirty (30) days or (B) which are being contested in good faith and by appropriate proceedings or procedures, (iii) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations under customer service contracts, (iv) Liens constituting covenants, conditions, encumbrances in the nature of zoning restrictions and other Applicable Law restricting the right, use or enjoyment of real property, easements and rights or restrictions of record on the use of real property, facilities or Equipment which in the aggregate do not materially detract from the value of such property, facilities or Equipment or materially impair the use thereof in the ordinary conduct of business, including, without limitation: (A) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, other minerals, and other like purposes affecting real property, facilities, or Equipment which, in the aggregate, do not materially burden or impair the value or use of such property for the purposes for which it is or may reasonably be expected to be held; (B) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property in a development or similar real property project affecting real property which, in the aggregate, do not materially burden or impair the value or use of such property for the purposes for which it is or may reasonably be expected to be held; and (C) rights reserved to or vested in any Governmental Authority by Applicable Law to control or regulate, or obligations or duties under Applicable Law to any Governmental Authority with respect to, the use of any real property; (v) inchoate Liens incident to construction or maintenance of real property or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been established (to the extent required by GAAP) and which are being contested in good faith by appropriate proceedings or procedures and have not proceeded to judgment; (vi) rights reserved to or vested in any Governmental Authority by Applicable Law to control or regulate or obligations or duties under Applicable Law to any Governmental Authority with respect to any right, power, franchise, grant, license, or permit; (vii) statutory Liens or other Liens which arise by operation of Applicable Law, other than those described in clauses (i) or (ii) above, arising in the ordinary course of business with respect to (A) obligations which are not delinquent or are being contested in good faith by appropriate proceedings or procedures, provided that adequate reserves have been established (to the extent required by GAAP) with respect thereto and, by reason of nonpayment, no property is subject to a material risk of loss or forfeiture; or (B) in favor of unpaid sellers of goods or prepaying buyers of goods, or Liens in items of any accompanying documents or proceeds of either arising in favor of a collecting bank; (viii) Liens of the Administrative Agent for the benefit of the Administrative Agent, Issuing Bank and the Lenders, including, without limitation, Liens granted in favor of First Union pursuant to the Note Pledge Agreement to secure the obligations of Co-Borrowers under this Agreement and under the 364-Day Credit Agreement and related loan documents; (ix) Existing Liens described on Schedule 9.3; (x) Liens on Debt permitted by Section 9.1, including Real Estate Financing Debt; and (xi) any judgment Lien in connection with the Existing Judgment so long as the Existing Judgement is discharged or stayed within 10 Business Days after the date of the creation or imposition of such Lien.

         "Person" means an individual, corporation, partnership, association, trust, business trust, limited liability company, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group.

         "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

         "Projections" shall have the meaning assigned thereto in Section
6.1(c).

         "Real Estate Financing Debt" shall have the meaning assigned thereto in
Section 9.1(x).

         "Receivables" means as to any Person any right to payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, letter of credit, general intangible or otherwise, arising from the sale or financing by such Person of merchandise or services, and monies due thereunder, security in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

         "Register" shall have the meaning assigned thereto in Section 12.9(b).

         "Required Lenders" means, at any date, any combination of Lenders holding at least 51% of the combined maximum of the Commitments, or if the Commitments of the Lenders shall have been terminated, any combination of the Lenders holding at least 51% of the sum of the aggregate unpaid principal amount of the Loans and the LOC Obligations.

         "Reserve Percentage" means the maximum daily arithmetic reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any changes in such reserve requirement becoming effective during the Interest Period. For purposes of calculating the Reserve Percentage, the reserve requirement shall be as set forth in Regulation D without benefit of credit for prorations, exemptions or offsets under Regulation D, and further without regard to whether or not any Lender elects to actually fund any Loan or portion thereof with Eurocurrency liabilities. Each calculation by the Agent of the LIBOR Rate or IBOR shall be entitled to a presumption of correctness, absent manifest error.

         "Responsible Officer" of any Person means the chief executive officer, president, chief financial officer, general counsel or chief accounting officer of such Person.

         "Revolver Facility" means the revolving credit facility extended to the Co-Borrowers pursuant to Section 2.1 in the aggregate principal amount not to exceed at any time EIGHTY MILLION DOLLARS ($80,000,000).

         "Revolver Facility Termination Date" means the earliest of the dates referred to in Section 2.6.

         "Revolver Loan" means any loan made to the Co-Borrowers pursuant to
Section 2.1, and all such Loans collectively as the context requires.

         "Revolver Loan Commitment" means, as to any Lender, the obligation of such Lender to make Revolver Loans to the Co-Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1, as the same may be reduced or modified at any time or from time to time pursuant to Sections 2.4 and 12.9.

         "Revolver Loan Commitment Percentage" means, as to any Lender at any time, the ratio of (i) the amount of the Revolver Loan Commitment of such Lender to (ii) the Aggregate Revolver Loan Commitments.

         "Revolver Notes" means the separate Revolving Credit Notes made by the Co-Borrowers payable to the order of each Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolver Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Revolver Note" means any of such Notes.

         "SEC" means the Securities and Exchange Commission.

         "SG Austria" means Scientific Games International GmbH, a limited liability company organized under the laws of the Republic of Austria.

         "SGIL" means Scientific Games International Limited.

         "Solvent" means, with respect to Co-Borrowers and each of their Subsidiaries, that such Person (i) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (ii) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (iii) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

         "Spot Exchange Rate" shall mean, on any day, (i) with respect to any Foreign Currency, the spot rate at which Dollars are offered on such day by First Union National Bank (London Branch), in London, for such Foreign Currency at approximately 11:00 a.m. (Atlanta time), and (ii) with respect to Dollars in relation to any specified Foreign Currency, the spot rate at which such specified Foreign Currency is offered on such day by First Union National Bank (London Branch) in London for Dollars at approximately 11:00 a.m. (Atlanta time). For purposes of determining the Spot

Exchange Rate in connection with a Foreign Currency Loan, such Spot Exchange Rate shall be determined as of the Denomination Date for such Loan with respect to transactions in the applicable Foreign Currency that will settle on the date of such Loan.

         "Subsidiary" means any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by either of the Co-Borrowers or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency).

         "Swingline Committed Amount" means $5,000,000.

         "Swingline Lender" means First Union National Bank, as the Lender with respect to Swingline Loans.

         "Swingline Loans" shall have the meaning assigned thereto in Section
2.3.

         "Swingline Note" shall have the meaning assigned thereto in Section
2.3.

         "Taxes" shall have the meaning assigned thereto in Section 3.10(a).

         "Termination Event" means: (i) a "Reportable Event" described in
Section 4043 of ERISA (other than a Reportable Event as to which the provision of 30 days' notice has been waived by the PBGC under applicable regulations or is not subject to the provision for 30 days notice to the PBGC); (ii) the withdrawal of any Co-Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a distress termination under Section 4041(c) of ERISA; (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (v) any other event or condition which is reasonably expected to constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the partial or complete withdrawal of any Co-Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA; (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

         "364-Day Revolving Credit Agreement" means that certain 364-Day Credit Agreement dated as of the date hereof, by and among Co-Borrowers and First Union National Bank, as lender, as the same may be amended, modified, restated or supplemented from time to time, together with any replacement 364-day credit agreement entered into by and among Co-Borrowers and one or more of the Lenders, as the same may be amended, modified, restated or supplemented from time to time, provided that any such replacement 364-day credit agreement shall not contain any covenants more restrictive than the covenants set forth in the 364-Day Credit Agreement as in effect on the date hereof.

         "United States" means the United States of America.

         SECTION 1.2 General. All terms of an accounting nature not specifically defined herein shall have the meanings assigned thereto by GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Atlanta time" shall refer to the applicable time of day in Atlanta, Georgia.

         SECTION 1.3 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including without limitation, all computations utilized by Co-Borrowers or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Administrative Agent to the contrary agreed to by the Co- Borrowers, be performed in accordance with GAAP. In the event that changes in GAAP (as in effect on the Closing Date) shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing or shall be recommended by the Co-Borrowers' certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Co-Borrowers, the Lenders and the Administrative Agent shall have entered into an amendment of this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement and to conform the covenants for evaluating Co-Borrowers financial condition to substantially the same criteria as were in effect prior to such change in GAAP.

         SECTION 1.4 Other Definitions and Provisions.

         (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents and any certificate, report or other document made or delivered pursuant to this Agreement.

         (b) Miscellaneous. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         SECTION 1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules. The disclosure of any matter, if such matter constitutes a Default or an Event of Default, will not cure any such Default or Event of Default.

                                   ARTICLE II

                                 CREDIT FACILITY

         SECTION 2.1 Revolver Loans. Subject to the terms and conditions of this Agreement, each Lender severally but not jointly agrees to make Revolver Loans to the Co-Borrowers jointly and severally from time to time from the Closing Date through the Revolver Facility Termination Date as requested by the Company, on behalf of Co-Borrowers, in accordance with the terms of Section 2.2; provided that, after giving effect to the amount requested, (i) the sum of the aggregate principal amount of all outstanding Revolver Loans (including the Assigned Dollar Value of all Foreign Currency Loans) shall not exceed the Aggregate Commitment less the sum of (A) the aggregate principal amount of all outstanding Swingline Loans, and (B) the sum of the principal amount of any drawings not reimbursed under Letters of Credit pursuant to Section 2.5(d) and the undrawn amount of outstanding Letters of Credit (including the Assigned Dollar Value of such unreimbursed drawings made in a Foreign Currency or such undrawn amount of any Letters of Credit payable in a Foreign Currency), (ii) the sum of (A) the principal amount of Revolver Loans (including the Assigned Dollar Value of all Foreign Currency Loans) from any single Lender, plus (B) the principal amount of such Lender's share of any required participations in outstanding Swingline Loans, as required pursuant to Section 2.3, plus (C) such Lender's share of any required participations in the outstanding amount of any Letters of Credit (including the Assigned Dollar Value of such unreimbursed drawings made in a Foreign Currency or such undrawn amount of any Letters of Credit payable in a Foreign Currency), as required pursuant to Section 2.5, shall not at any time exceed such Lender's Commitment, and (iii) in the case of a Revolving Loan to be made as a Foreign Currency Loan, the Assigned Dollar Value of any requested Foreign Currency Loan, when added to the Assigned Dollar Value of all other then outstanding Foreign Currency Loans (with the Denomination Date for each of such outstanding Foreign Currency Loans for the purposes of this proviso to be the Denomination Date for each such requested Foreign Currency Loan), shall not exceed the Foreign Currency Sublimit. Each Revolver Loan by a Lender shall be in a principal amount equal to such Lender's Revolver Loan Commitment Percentage of the aggregate principal amount of Revolver Loans requested on such occasion, up to a principal amount at any time outstanding under the Revolver Facility equal to such Lender's Revolver Loan Commitment Percentage. If at any time the Lenders shall make Revolver Loans to the Co-Borrowers such that the aggregate amount of Revolver Loans outstanding hereunder exceeds the aggregate Revolver Loan Commitments, such Revolver Loans shall nonetheless constitute Obligations hereunder. Subject to the terms and conditions hereof, the Co-Borrowers may borrow, repay and reborrow Revolver Loans hereunder until the Revolver Facility Termination Date.

         SECTION 2.2 Procedure for Advances of Revolver Loans.

         (a) Requests for Borrowing. The Company, on behalf of the Co-Borrowers, shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Atlanta time) (i) on the date of borrowing with respect to each Base Rate Loan
(ii) at least three (3) Business Days before each LIBOR Rate Loan, and (iii) at least four (4) Business Days before each Foreign Currency Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall, with respect to LIBOR Rate Loans, be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, with respect to Foreign Currency Loans, be denominated in the applicable Foreign Currency and be in increments of 100,000 units of such Foreign Currency (such amount to have an approximate minimum Assigned Dollar Value of $1,000,000), and, with respect to Base Rate Loans, be in an aggregate principal amount of $500,000 and or a whole multiple of $100,000 in excess thereof, (C) whether the Loans are to be LIBOR Rate Loans, Base Rate Loans, or Foreign Currency Loans, and (D) in the case of a LIBOR Rate Loan or a Foreign Currency Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Atlanta time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

         (b) Disbursement of Revolver Loans. Not later than 1:00 p.m. (Atlanta time) on the proposed borrowing date for any Revolver Loan other than a Foreign Currency Loan, and in the case of any Foreign Currency Loan, not later than 1:00 p.m. local time in the country having such Foreign Currency as its lawful currency ), each Lender will make available to the Administrative Agent, for the account of the Co-Borrowers, at the appropriate Lending Office in Dollars or the applicable Foreign Currency and funds immediately available to the Administrative Agent, such Lender's Revolver Loan Commitment Percentage of the Revolver Loans requested. The proceeds of each borrowing requested pursuant to this Section 2.2(b) shall be disbursed in immediately available funds by crediting such proceeds to the account of Co-Borrowers designated in the Accounts Designation Letter. Subject to Section 3.6 hereof, the Administrative Agent shall not be obligated to disburse the proceeds of any Revolver Loan requested pursuant to this Section 2.2 until each Lender shall have made available to the Administrative Agent its applicable Revolver Loan Commitment Percentage of such Revolver Loan; provided, however, that the failure of a Lender to make available to the Administrative Agent such Revolver Loan Commitment Percentage shall not affect the obligation of the Administrative Agent to disburse the proceeds of any Revolver Loan with respect to that portion of such loan as to which the Administrative Agent shall have received the applicable Revolver Loan Commitment Percentage.

         SECTION 2.3  Swingline Loan Subfacility.

         (a) Swingline Commitment. Subject to the terms and conditions of this Agreement, Administrative Agent, in its individual capacity as Swingline Lender, agrees to make certain revolving credit loans requested by the Co-Borrowers in Dollars to the Co-Borrowers (each a "Swingline Loan" and, collectively, the "Swingline Loans") from time to time from the Closing Date until the Revolver Facility Termination Date for the purposes hereinafter set forth; provided, however, that at any time (i) the aggregate principal amount of Swingline Loans outstanding shall not exceed the Swingline Committed Amount, and
(ii) the sum of the aggregate principal amount of outstanding Revolver Loans (including the Assigned Dollar Value of all Foreign Currency Loans) plus the aggregate principal amount of outstanding Swingline Loans plus the sum of the principal amount of any drawings under Letters of Credit not reimbursed pursuant to Section 2.5(d) and the undrawn amount of outstanding Letters of Credit, shall not exceed the Aggregate Revolving Loan Commitment. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

         (b)  Swingline Loan Advances.

                  (i) Notices; Disbursement. Whenever the Co-Borrowers desire a Swingline Loan advance hereunder, the Company, on behalf of the Co-Borrowers, shall give written notice (or telephone notice promptly confirmed in writing) to the Swingline Lender not later than 11:00 a.m. (Atlanta time) on the Business Day of the requested Swingline Loan advance; provided, however, that in lieu of any advance procedure otherwise set forth in this Section 2.3, Co-Borrowers may borrow automatically under the Swingline subfacility through Swingline Loans pursuant to the Sweep Plus Cash Management Arrangement for so long as such service is made available by the Swingline Lender. Each such notice shall be irrevocable, shall constitute a reaffirmation of the accuracy of the representations and warranties as of such date (except where such representation or warranty is expressly stated as of a specific date) and of the absence of any Default or Event of Default and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall have such maturity date as may be determined at the discretion of the Administrative Agent.

                  (ii) Repayment of Swingline Loans. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) 11:00 a.m. on the maturity date specified by the Administrative Agent or (B) the Revolver Facility Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Co-Borrowers and the Lenders not later than 11:00 a.m. on the date of the repayment, demand repayment of its Swingline Loans by way of an advance under the Revolver Facility, in which case the Co-Borrowers shall be deemed to have requested a Revolver Loan comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Revolver Facility Termination Date and on the date of the occurrence of any Event of Default described in Section 10.1 and upon acceleration of the Obligations hereunder and the exercise of remedies in accordance with the provisions of
Section 10.2. Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolver Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolver Loans otherwise required hereunder, (II) whether any conditions specified in Section
4.3 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolver Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolver Loans are otherwise permitted to be made hereunder or (VI) any termination of the Revolver Facility relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolver Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Co-Borrower or any Subsidiary of any Co-Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from such Co-Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Revolver Loan Commitment Percentage of the aggregate Revolver Loan Commitments (determined before giving effect to any termination of the Revolver Facility pursuant to
Section 2.6), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Co-Borrowers in accordance with the terms of subsection
(c) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate. Without fee or penalty, the Co-Borrowers may at any time and from time to time repay the outstanding Swingline Loan amounts, in whole or in part, upon irrevocable notice to the Administrative Agent not later than 11:00 a.m. Atlanta time on the date of payment, specifying the date and amount of repayment.

         (c) Interest on Swingline Loans. Subject to the provisions of Section 3.1, each Swingline Loan shall bear interest at the option of Co-Borrowers at either (i) the Base Rate or (ii) LIBOR Market Index Rate plus the Applicable Margin for LIBOR Rate Loans.

         (d) Payment of Interest. Interest on Swingline Loans shall be payable in arrears at the end of each calendar quarter.

         (e) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note (the "Swingline Note") of the Co-Borrowers to the Swingline Lender in substantially the form of Exhibit A-2.

         SECTION 2.4 Repayment of Revolver Loans.

         (a) Repayment on Revolver Facility Termination Date. The Co-Borrowers shall repay the outstanding principal amount of all Revolver Loans made to such Co-Borrowers in full, together with all accrued but unpaid interest thereon, on the Revolver Facility Termination Date.

         (b) Mandatory Repayment of Excess Loans. If at any time the sum of the outstanding principal amount of all Revolver Loans (including the Assigned Dollar Value of all Foreign Currency Loans) plus the outstanding amount of all Swingline Loans plus the sum of the principal amount of any drawings under Letters of Credit not reimbursed pursuant to Section 2.5(d) and the undrawn amount of outstanding Letters of Credit exceeds the Aggregate Commitment, the Co-

Borrowers shall repay such excess, and such payment shall be applied in the following order: (i) first, to Swingline Loans; (ii) secondly, to Revolver Loans which are Base Rate Loans; (iii) thirdly, to LIBOR Loans; and (iv) lastly, to Foreign Currency Loans. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to
Section 3.8 hereof.

         (c) Optional Repayments and Commitment Reductions. Without fee or penalty, the Co-Borrowers may at any time and from time to time repay the Revolver Loans made hereunder, in whole or in part, upon irrevocable notice to the Administrative Agent not later than 11:00 a.m. (Atlanta time) on the date of repayment with respect to Base Rate Loans, at least four (4) Business Days before with respect to Foreign Currency Loans, and at least three (3) Business Days before with respect to LIBOR Rate Loans, specifying the date and amount of repayment and whether the repayment is of Base Rate Loans, LIBOR Rate Loans, or Foreign Currency Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans, $1,000,000 of Assigned Dollar Value or a whole multiple of $1,000,000 of Assigned Dollar Value in excess thereof with respect to Foreign Currency Loans, and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.8. Upon the repayment of any Loan, the Co-Borrowers, without fee or penalty, upon irrevocable notice to the Administrative Agent at least five (5) Business Days prior to the proposed commitment reduction, may reduce the Revolver Loan Commitment for more or less than the repaid Loan amount, but with such commitment reduction to be in a minimum amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

         (d) Limitation on Repayment of Foreign Currency Loans and LIBOR Rate Loans. No Co-Borrower may repay any Foreign Currency Loan or LIBOR Rate Loan hereunder on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.8.

         SECTION 2.5 Letters of Credit.

         (a) Issuance of Letters of Credit. Issuing Bank shall from time to time issue, extend or renew Letters of Credit that are payable in Dollars or Foreign Currency for the account of each of the Co-Borrowers, upon such terms and conditions as Issuing Bank may then require under its standard letter of credit documentation; provided that (i) the sum of the principal amount of any drawings under Letters of Credit not reimbursed pursuant to Section 2.5(d) and the undrawn amount of outstanding

Letters of Credit (including the Assigned Dollar Value of such unreimbursed drawings made in a Foreign Currency or such undrawn amount of any Letters of Credit payable in a Foreign Currency) shall at no time exceed the LOC Committed Amount, and (ii) the sum of (A) the aggregate principal amount of Revolving Loans outstanding (including the Assigned Dollar Value of all Foreign Currency Loans), (B) the sum of the principal amount of any drawings under Letters of Credit not reimbursed pursuant to Section 2.5(d) and the undrawn amount of outstanding Letters of Credit (including the Assigned Dollar Value of such unreimbursed drawings made in a Foreign Currency or such undrawn amount of any Letters of Credit payable in a Foreign Currency), (C) the aggregate principal amount of outstanding Swingline Loans shall all at no time exceed the Aggregate Commitment, and (D) the face amount of each Letter of Credit shall not be less than the Assigned Dollar Value of $5,000,000. No Letter of Credit shall have an original expiration date that extends beyond the Revolving Facility Termination Date. The joint and several reimbursement obligations of the Co-Borrowers under any such Letters of Credit are to be Obligations hereunder, and the coming due of any reimbursement obligation under any such Letter of Credit shall be deemed to be a request for a Revolving Loan in the amount of such Obligation. If an Event of Default occurs or exists, or, if at the Revolving Facility Termination Date, there is outstanding a Letter of Credit that as originally issued or as extended had an expiry date extending beyond the Revolving Facility Termination Date, Co-Borrowers, on demand by the Issuing Bank, are to deliver to the Administrative Agent good funds equal to 100% of the maximum stated liability under all outstanding Letters of Credit, which funds are to be deposited in a separate, blocked account (the "Cash Collateral Account") maintained by Co-Borrowers with the Administrative Agent and are to be held in the Cash Collateral Account for the benefit of the Lenders as cash collateral for the Co-Borrowers' joint and several reimbursement obligations and the other LOC Obligations. Without limiting any other provisions in this Agreement, including the restrictions on the issuance, extension or renewal of Letters of Credit set forth in Section 2.5(a) hereof, the parties hereto hereby agree that if at any time the sum of the undrawn amount of outstanding Letters of Credit exceeds the LOC Committed Amount, Co-Borrowers, on demand by the Issuing Bank, are to deliver to the Administrative Agent good funds equal to 100% of the amount of such excess, which funds are to be deposited in the Cash Collateral Account maintained by Co-Borrowers with the Administrative Agent and are to be held in the Cash Collateral Account for the benefit of the Lenders as cash collateral for the Co-Borrowers' joint and several reimbursement obligations and the other LOC Obligations.

         (b) Letter of Credit Fees. Upon the issuance, renewal or extension of a Letter of Credit on or after the Closing Date, the Co-Borrowers jointly and severally agree to pay to the Administrative Agent, for the account of the Lenders as set forth below, a non-refundable, fully- earned fee (the "LOC Issuance Fee") with respect to the face amount of the Letter of Credit and such fee shall be paid by the Co-Borrowers in arrears on the last Business Day of each calendar quarter commencing December 31, 1999, and on the Revolving Facility Termination Date, based upon the face amount of such Letter of Credit multiplied by the Applicable Margin for LIBOR Rate Loans in effect on the last day of immediately preceding calender quarter (irrespective of whether any LIBOR Rate Loans are then outstanding). Each Lender, upon the issuance, renewal or extension of a Letter of Credit on or after the Closing Date, shall share in the LOC Issuance Fee which shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. The Co-Borrowers jointly and severally further agree to (I) pay to the Issuing Bank, for its own account, a non-refundable, fully-earned fee equal to 0.125% per annum of the face amount of each Letter of Credit issued, renewed or extended by the Issuing Bank (the "LOC Fronting Fee"), which shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed and payable by the Co-Borrowers in arrears on the last Business Day of each calendar quarter commencing December 31, 1999, and on the Revolving Facility Termination Date, and (II) pay the to the Issuing Bank, for its own account, such administrative and operational fees, charges, and expenses customarily charged by the Issuing Bank with respect to the issuance, handling, and administration of payment under Letters of Credit, including, without limitation, any draw fees payable to correspondent banks upon each drawing under any Letter of Credit. Co-Borrowers shall pay to and reimburse Issuing Bank for any charges levied by foreign banks in connection with the issuance of any Letters of Credit.

         (c) Participation. To the extent that Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, the Administrative Agent shall notify each of the Lenders, and each such Lender shall pay to the Administrative Agent for the Issuing Bank such Lender's Commitment Percentage of the Revolving Loan made to pay such unreimbursed drawing in same day funds on the day of notification by Issuing Bank of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to fund any Revolving Loan as provided above shall be absolute and unconditional and shall not be affected by any dispute over the propriety of payment under any Letter of Credit, the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the joint and several obligations of the Co-Borrowers to reimburse Issuing Bank under any Letter of Credit, together with interest on such reimbursement amounts as provided in subsection (d) hereof.

         (d) Reimbursement. Issuing Bank will promptly notify the Co-Borrowers of any drawing under any Letter of Credit. Unless Holdings, on behalf of the Co-Borrowers, shall immediately notify Issuing Bank that the Co-Borrowers intend to reimburse Issuing Bank for such drawing other than from proceeds of Revolving Loans, the Co-Borrowers shall be deemed to have requested that the Lenders make Revolving Loans in the amount of such drawing as provided in subsection (e) hereof on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations to Issuing Bank. The Co-Borrowers jointly and severally agree to reimburse Issuing Bank on the date of drawing under any Letter of Credit (either with the proceeds of Revolving Loans or otherwise) in immediately available funds. If the conditions for making a Revolving Loan deemed requested pursuant to this Section 2.5(d) to reimburse any Letter of Credit drawing have not been satisfied as provided in Section 2.5(e) hereof, and the Administrative Agent in its sole discretion has not waived the unsatisfied conditions for making the Revolving Loan but has not accelerated the payment date of the Obligations pursuant to Section 10.2 hereof because of the Co-Borrowers' failure to reimburse such drawing, the Co-Borrowers shall pay the Letter of Credit drawing in full, or the unreimbursed amount of such drawing shall bear interest at a rate per annum equal to the Base Rate plus two percent (2%). The Co-Borrowers' reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment any Co-Borrower may claim or have against Issuing Bank, the Administrative Agent, the Lenders, the beneficiary of such Letter of Credit or any other Person, including without limitation any defense based on any failure of any Co-Borrower or any Subsidiary of any Co-Borrower to receive consideration or the legality, validity or unenforceability of the Letter of Credit. Issuing Bank will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of Issuing Bank, in Dollars or, in the case of any Letter of Credit drawing made in a Foreign Currency, the applicable Foreign Currency, and in immediately available funds, the amount of such Lender's Commitment Percentage of such unreimbursed drawing and such payment shall be made or deemed made pursuant to clause (e) below. Such payment shall be made on the day such notice is received by such Lender from Issuing Bank if such notice is received at or before 3:00 P.M. (Atlanta time); otherwise, such payment shall be made at or before 1:00 P.M. (Atlanta time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Domestic Base Rate. Each Lender's obligation to make such payment to Issuing Bank, and the right of Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Co-Borrowers hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to Issuing Bank, such Lender shall, automatically and without any further action on the part of Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to Issuing Bank) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon, and shall have a claim against Co-Borrowers with respect thereto.

         (e) Repayment with Revolving Loans. On any day on which the Co-Borrowers shall have requested, or been deemed to have requested as provided in clause (d) above, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Co-Borrowers to be made in connection with a drawing under a Letter of Credit, in which case Lenders shall severally make Revolving Loans to the Co-Borrowers jointly and severally in a principal amount for each Lender equal to such Lender's Commitment Percentage of such Revolving Loan requested or deemed to be requested by the Co-Borrowers. Each Lender shall make available to the Administrative Agent, at the office of the Administrative Agent in Dollars or, in the case of any Letter of Credit drawing made in a Foreign Currency, the applicable Foreign Currency, in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Revolving Loans requested, and the proceeds thereof shall be paid directly to Issuing Bank for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or
(vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Co-Borrower or any other Person obligated upon the Obligations), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Co-Borrowers on or after such date and prior to such purchase) from Issuing Bank such participation in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 2.6)), provided that at the time any such purchase of a participation is actually made, the purchasing Lender shall be required to pay to Issuing Bank, to the extent not paid to the Issuing Bank by the Co-Borrowers in accordance with the terms of subsection (d) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, if paid within two (2) Business Days of the date of the Revolving Loan, at the Federal Funds Rate, and thereafter at the Domestic Base Rate.

         (f) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated (without duplication) in all respects the same as the issuance of a new Letter of Credit hereunder.

         (g) Uniform Customs and Practices. Unless the parties agree otherwise in writing, the Letters of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP") that shall be specified in the Letter of Credit, and the UCP shall be incorporated therein and deemed in all respects to be a part thereof.

         (h)      Indemnification; Nature of Issuing Bank's Duties.

                  (A) In addition to its other obligations under this Section, subject to the UCP and the terms of the Letter of Credit, each Co-Borrower shall and does hereby protect, indemnify, pay and save Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

                  (B) As between the Co-Borrowers and Issuing Bank, subject to the UCP and the terms of the Letter of Credit, the Co-Borrowers shall assume all risks of the acts, omission or misuse of any Letter of Credit by the beneficiary thereof, and Issuing Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if any such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged,
         (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof, and (v) for any consequences arising from causes beyond the control of Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of Issuing Bank's rights or powers hereunder.

                  (C) In furtherance and extension and not in limitation of the specific provisions of the foregoing, any action taken or omitted by Issuing Bank or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith and in accordance with this Agreement, shall not put such Issuing Bank or such Lender under any resulting liability to the Co-Borrowers or any of their Subsidiaries. Issuing Bank and the Lender shall not, in any way, be liable for any failure by Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of Issuing Bank.

                  (D) Nothing in this subsection (h) is intended to limit the joint and several reimbursement obligations of the Co-Borrowers contained in subsection (d) above. The joint and several obligations of the Co-Borrowers under this subsection (h) shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of Issuing Bank or any Lender to enforce any right, power or benefit under this Agreement.

                  (E) Notwithstanding anything to the contrary contained in this
         Section 2.5, the Co-Borrowers shall not have an obligation to indemnify Issuing Bank in respect of any liability incurred by Issuing Bank (i) arising solely out of the gross negligence or willful misconduct of Issuing Bank, or the failure of Issuing Bank to comply with its obligations under the UCP, or (ii) caused by Issuing Bank's failure to pay under any Letter of Credit after presentation to it of a request complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by law, regulation, court order or decree.

         (i) Responsibility of Issuing Bank. It is expressly understood and agreed that the obligations of Issuing Bank to the Lenders are only those expressly set forth in this Agreement and that Issuing Bank shall be entitled to assume with respect to any Revolving Loans requested or deemed to be requested hereunder that the conditions precedent to borrowings set forth in Section 4.3 have been satisfied; provided, however, that nothing set forth in this Section
2.5 shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this
Section 2.5 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of Issuing Bank.

         (j) Conflict with Letter of Credit Documents. All documents and instruments executed in connection with the issuance of any Letter of Credit (other than the subject Letter of Credit) shall be interpreted in a manner to be consistent with, and not in conflict of, this Agreement and the other

Loan Documents, but in the event of any conflict between the provisions of this Agreement and any document or instrument executed in connection with the issuance of any Letter of Credit (including any letter of credit application, but excluding the subject Letter of Credit), the terms and provisions of this Agreement shall control.

         SECTION 2.6 Termination of Revolver Facility. The Lenders' Revolver Loan Commitments under Sections 2.1 and 2.3 shall terminate on the earlier of
(i) the Expiration Date or (ii) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 10.2(a).

         SECTION 2.7 Use of Proceeds. The Co-Borrowers shall use the proceeds of the Loans (a) to refinance the existing Debt of the Borrowers outstanding under the Original Credit Agreement on the Closing Date, and (b) for working capital and general corporate requirements of the Co- Borrowers, including, without limitation, stock repurchases in respect of Holding's capital stock and Permitted Acquisitions.

         SECTION 2.8 Co-Borrower and Guarantor Liability. With respect to the respective liabilities for the Obligations, the Co-Borrowers and Guarantors have executed with the Administrative Agent that certain Contribution Agreement, of even date, providing for certain contribution and other rights among the Co-Borrowers and Guarantors.

         SECTION 2.9 Subordination of Subrogation and Contribution Claim. Each Co-Borrower and each Guarantor hereby subordinates, to the collection and payment in full of the Obligations and to the fullest extent possible, and irrevocably agrees to delay until full and final payment of the Obligations any enforcement of, any and all rights, whether at law, in equity, by agreement or otherwise, to subrogation, indemnity, reimbursement, contribution, or any other similar claim, cause of action or remedy that otherwise would arise out of such Co-Borrower's or Guarantor's payment or performance of the Obligations, including, without limitation, any and all claims under the Contribution Agreement.

         SECTION 2.10 Foreign Subsidiary Guaranties. If at any time and from time to time the Company shall establish for any foreign Material Subsidiary (other than SG Austria) a Deemed Distribution Event, the foreign Material Subsidiary shall execute a Limited Foreign Guaranty, and, upon such execution, be relieved of liability under the Guaranty.

                                   ARTICLE III

                             GENERAL LOAN PROVISIONS

         SECTION 3.1  Interest.

         (a) Interest Rate Options. Loans made on the Closing Date and during the Initial Interest Period shall be Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin (the "Applicable Margin") as set forth below in this Section 3.1. Thereafter, Foreign Currency Loans shall bear interest at the IBOR Rate plus the Applicable Margin, Base Rate Loans shall bear interest at the Base Rate plus the Applicable Margin, Swingline Loans shall bear interest at the LIBOR Market Index Rate plus the Applicable Margin for LIBOR Rate Loans, and, LIBOR Rate Loans shall bear interest at the LIBOR Rate plus the Applicable Margin. On behalf of the Co-Borrowers, the Company shall determine whether a Revolving Loan is to be a Base Rate Loan, LIBOR Rate Loan, or Foreign Currency Loan and select the Interest Period, if any, applicable to any Revolving Loan at the time a Notice of Borrowing is given pursuant to Section
2.2 or at the time a Notice of Conversion/Continuation is given pursuant to
Section 3.2. Any Loan or any portion thereof as to which the Company has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan, and, if it is a LIBOR Rate Loan or a Foreign Currency Loan for which an Interest Period has ended, shall, so long as no Event of Default has occurred and shall be continuing, be deemed renewed as a Base Rate Loan and, in each case, no Event of Default shall arise as a result thereof.

         (b) Interest Periods. In connection with each Foreign Currency Loan and LIBOR Rate Loan, the Company, on behalf of the Co-Borrowers, by giving notice at the times described in Section 3.1(a), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one, two, three or six months; provided that:

                  (i) the Interest Period shall commence on the date of advance of or conversion to any Foreign Currency Loan or LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

                  (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that, with respect to any Foreign Currency Loan or LIBOR Rate Loan, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (iii) with respect to any Foreign Currency Loan or LIBOR Rate Loan, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                  (iv) no Interest Period for Revolver Loans shall extend beyond the Revolver Facility Termination Date;

                  (v) there shall be no more than eight Types of LIBOR Rate Loans (including Foreign Currency Loans) outstanding at any time; for purposes of this provision, a "Type" of Loan shall refer to Loans with Interest Periods beginning and ending on the same date;

                  (vi) such right of election is subject to Section 3.1(e)(i);
         and

                  (vii) no Interest Period of six months shall be available for Foreign Currency Loans.

         (c) Applicable Margin. On and after the Closing Date until adjustments, if any, pursuant to Section 3.1(d) below after receipt by the Administrative Agent of financial statements for Holdings and Subsidiaries for the quarter ended September 30, 1999, the Applicable Margin for LIBOR Rate Loans and Foreign Currency Loans will be 0.75% and for Base Rate Loans be 0.00%, and, thereafter, the Applicable Margin with respect to Base Rate Loans, LIBOR Rate Loans and Foreign Currency Loans shall be determined as provided below by reference to the Leverage Ratio at the end of each fiscal quarter of Holdings as follows:


                             Applicable Margin
         ------------------------------------------------------
         Leverage                        LIBOR           Base
         Ratio                           or IBOR         Rate
                                         Margin          Margin
         ------------------------------------------------------

         Less than or equal to           0.75%           0.00%
         25%
         ------------------------------------------------------
         Greater than 25%, but           1.00%           0.00%
         less than or equal to
         40%
         ------------------------------------------------------
         Greater than 40%                1.25%           0.25%
         ------------------------------------------------------

         (d) Adjustments to Applicable Margin. Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent ten (10) Business Days after receipt by the Administrative Agent of quarterly financial statements for Holdings and its Subsidiaries and the accompanying Officer's Compliance Certificate setting forth the Leverage Ratio for Holdings and its Subsidiaries as of the most recent fiscal quarter end. In the event Holdings fails to deliver such financial statements and certificate within the time required by Sections 6.1(a) or (b) and Section 6.2 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until five (5) Business Days after the delivery of such financial statements and certificate.

         (e) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Co-Borrowers shall no longer have the option to request LIBOR Rate Loans or Foreign Currency Loans, (ii) (A) prior to the acceleration of any of the Obligations pursuant to Section 10.2, the amount of any overdue Loan or other Obligation shall bear interest at a rate per annum two percent (2.0%) in excess of the highest rate otherwise then applicable to the Loans, and (B) after the acceleration of any of the Obligations pursuant to
Section 10.2, all of the Obligations shall bear interest at a rate per annum two percent (2.0%) in excess of the highest rate otherwise then applicable to the Loans, and (iii) all Foreign Currency Loans and LIBOR Rate Loans at the end of their applicable Interest Period shall be converted to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against either or both Co-Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         (f) Interest Payment and Computation. Interest on each Loan shall be payable in arrears on each Interest Payment Date. Interest on Base Rate Loans and Foreign Currency Loans made in British pounds sterling shall be computed on the basis of a year of 365 or 366 days, as the case may be, and assessed for the actual number of days elapsed, and interest on all other Loans shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed.

         (g) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option promptly refund to the applicable Co-Borrower or Co-Borrowers any interest received by Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Co-Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Co-Borrowers under Applicable Law.

         SECTION 3.2 Notice and Manner of Conversion or Continuation of Loans. After the Initial Interest Period, provided that no Default or Event of Default has occurred and is then continuing, the Co-Borrowers shall have the option to
(i) convert at any time all or any portion of their outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into LIBOR Rate Loans, (ii) upon the expiration of any Interest Period, convert all or any part of their outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans, (iii) upon the expiration of its Interest Period, continue any LIBOR Rate Loan in a principal amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof as a LIBOR Rate Loan, and (iv) upon the expiration of its Interest Period, continue any Foreign Currency Loan in increments of 100,000 units of such Foreign Currency (such amount to have an approximate minimum Assigned Dollar Value of $1,000,000) as a Foreign Currency Loan in the same Foreign Currency; provided, that the

Co-Borrowers shall not be entitled to continue, but shall repay, such portion of the Foreign Currency Loan that equals the Assigned Dollar Value Excess as of the end of the Interest Period. Whenever the Co-Borrowers desire to convert or continue Loans as provided above, the Company, on behalf of the Co-Borrowers, shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit C (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Atlanta time) three (3) Business Days before the Business Day, in the case of a conversion to or a continuation of a LIBOR Rate Loan, four (4) Business Days before the Business Day, in the case of a continuation of a Foreign Currency Loan, and the same Business Day, in the case of a conversion to a Base Rate Loan, on which a proposed conversion or continuation of such Loan is to be effective specifying (i) the Loans to be converted or continued and, with respect to any LIBOR Rate Loan to be converted or continued, the last day of the current Interest Period therefor, (ii) the effective date of such conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Loans to be converted or continued and (iv) with respect to a continuation of Foreign Currency Loan, the Foreign Currency and the Interest Period to be applicable thereto. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

         SECTION 3.3  Fees.

         (a) Unused Revolver Fee. Commencing on the Closing Date and continuing through and including the Revolver Facility Termination Date, the Co-Borrowers shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable unused revolver fee at a rate per annum (based on a 360 day year) equal to 0.20% multiplied by the average daily unused portion of the Aggregate Commitment (excluding outstanding Swingline Loans). The fee shall be payable in arrears on the last Business Day of each calendar quarter commencing December 31, 1999, and on the Revolver Facility Termination Date. Such commitment fee shall be distributed by the Administrative Agent among the Lenders pro rata in accordance with the Lenders' respective Commitment Percentages. For purposes of calculating the unused revolver fee, Swingline Loans shall be excluded from usage.

         (b) Administrative Agent's and Other Fees. In order to compensate the Administrative Agent for its obligations hereunder and First Union Securities Inc. for acting as arranger of this Credit Facility, the Co-Borrowers jointly and severally agree to pay to the Administrative Agent and First Union Securities Inc., for their own account, the fees set forth in the Commitment and Term Sheet between Administrative Agent, First Union Securities Inc. and the Co-Borrowers, dated September 21, 1999, and the Fee Letter executed by the Co-Borrowers in connection therewith (collectively, the "Term Sheet").

         (c) Letter of Credit Fees. Co-Borrowers jointly and severally agree to pay the Letter of Credit fees as set forth in Section 2.5(b) hereof.

         (d) Fee and Cost Determination Detail. The Administrative Agent, any Lender and Issuing Bank, shall provide reasonable detail to Co-Borrowers regarding the manner in which the amount of any payment to the Lenders, or that Lender or the Issuing Bank, under this Agreement has been computed.

         SECTION 3.4 Manner of Payment.

         (a) Each payment (including repayments described in Article II) by any Co-Borrower on account of the principal of or interest on the Loans other than Foreign Currency Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Atlanta time) on the date specified for payment under this Agreement to the Administrative Agent for the account of the Lenders to be distributed pro rata among the Revolver Loans and among such Lenders in accordance with their respective Revolver Loan Commitment Percentage (except for payment of Swingline Loans, which are for the account of the Swingline Lender and other than fees payable to the Account of the Issuing Bank in connection with any Letter of Credit), at the Administrative Agent's Office, in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Atlanta time) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Atlanta time) shall be deemed to have been made on the next succeeding Business Day for all purposes. All Loans other than Foreign Currency Loans shall be repayable in Dollars, and each Foreign Currency Loan shall be repayable in the Foreign Currency in which the Loan was made and at the Euro Lending Office of the Administrative Agent before 11:00 a.m. London time.

         (b) Pro Rata Treatment. Upon receipt by the Administrative Agent of each such payment for the account of the Lenders, the Administrative Agent shall credit each Lender's account with its pro rata share of such payment in accordance with such Lender's Revolver Loan Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of its fees or on the Swingline Loans shall be made in like manner, but for the account of the Administrative Agent or the Swingline Lender, as the case may be. Each payment to the Issuing Bank of its fees shall be made in like manner, but for the account of the Issuing Bank Subject to Section 3.1
(b), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

         SECTION 3.5 Crediting of Payments and Proceeds. In the event that Co-Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be distributed pro rata among the Revolver Facility and shall be further applied among the Administrative Agent, Issuing Bank and such Lenders first, to all Administrative Agent's fees and expenses then due and payable, then to all other expenses then due and payable by the Co-Borrowers hereunder, then to all indemnity obligations then due and payable by the Co-Borrowers hereunder, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes (pro rata in accordance with all such amounts due), then to the principal amount of the Notes, in that order.

         SECTION 3.6 Nature of Obligations of Lenders Regarding Loans; Assumption by Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to the applicable time period specified in Section 2.2 (b) on a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with
Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Co-Borrowers on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to such Lender's applicable Revolver Loan Commitment Percentage of such borrowing and interest thereon at a rate per annum equal to the daily average Federal Funds Rate during such period as determined by the Administrative Agent. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's applicable Revolver Loan Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum then applicable to such Loan hereunder, on demand, from the applicable Co-Borrower or Co-Borrowers. The failure of any Lender to make its applicable Revolver Loan Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its applicable Revolver Loan Commitment Percentage of such Loan available on such borrowing date or prejudice any rights of Co-Borrowers against such Lender, but no Lender shall be responsible for the failure of any other Lender to make its applicable Revolver Loan Commitment Percentage of such Loan available on the borrowing date.

         SECTION 3.7 Changed Circumstances.

         (a) Circumstances Affecting LIBOR Rate or IBOR Rate Availability. If with respect to any Interest Period the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered (through Telerate Page 3750 or otherwise) to the Administrative Agent or such Lender for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Co-Borrowers. Thereafter, until the Administrative Agent notifies the Co-Borrowers that such circumstances no longer exist, the obligation of the Lenders to make Foreign Currency Loans and Foreign Currency Loans, and the right of the Co-Borrowers to convert any Loan to or continue any Loan as a LIBOR Rate Loan or Foreign Currency Loans, shall be suspended, and the applicable Co-Borrower or Co-Borrowers shall repay in full (or cause to be repaid in full) the then-outstanding principal amount of each such LIBOR Rate Loan and Foreign Currency Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or Foreign Currency Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan and Foreign Currency Loan to a Base Rate Loan, if available, as of the last day of such Interest Period.

         (b) Laws Affecting LIBOR Rate or IBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or Foreign Currency Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Co-Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies the Co-Borrowers that such circumstances no longer exist (which notification shall be given promptly, but in any event within thirty (30) days after the Administrative Agent obtains actual knowledge that such circumstances no longer exist), (i) the obligations of the Lenders to make LIBOR Rate Loans or Foreign Currency Loans and the right of the Co-Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Co-Borrowers may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a Foreign Currency Loan or LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period, and the applicable Co-Borrower or Co-Borrowers shall pay any amount required to be paid pursuant to Section 3.8.

         (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

                  (i) shall subject any of the Lenders (or any of their respective Lending Offices) or the Issuing Bank to any tax, duty or other charge with respect to any LIBOR Rate Loan, Foreign Currency Loan, any Letter of Credit or any Note or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any LIBOR Rate Loan, Foreign Currency Loan or any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income or franchises of any of the Lenders, the Issuing Bank or any of their respective Lending Offices imposed by the jurisdiction in which such Lender or the Issuing Bank is organized or is or should be qualified to do business or such Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any LIBOR Rate Loan, Foreign Currency Loan, any Letter of Credit or any Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan, Foreign Currency Loan or Letter of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, Letter of Credit or a Foreign Currency Loan, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Co-Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Co-Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. The Administrative Agent will promptly notify the Co-Borrowers of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 3.7(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Co-Borrowers in the event it fails to do so. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall be conclusively presumed to be correct absent manifest error. If any Lender claims compensation under this Section, a Co-Borrower may at any time, upon at least four (4) Business Days' prior notice to the Administrative Agent and such Lender and upon payment through the date of such payment plus any prepayment fee required or charges imposed under Section 3.8 hereof, pay in full the affected LIBOR Rate Loans and Foreign Currency Rate Loans of such Lender or request that such LIBOR Rate Loans and Foreign Currency Rate Loans be converted to Base Rate Loans.

         SECTION 3.8 Indemnity. Each Co-Borrower jointly and severally shall and hereby do indemnify each of the Lenders against any loss or expense (including without limitation any foreign exchange costs) which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Loans or the Issuing Bank's issuance or honor of a Letter of Credit (i) as a consequence of any failure by the Co-Borrowers to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or a Foreign Currency Loan, (ii) due to any failure of the Co-Borrowers to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion with respect to any LIBOR Rate Loan or Foreign Currency Loan or (iii) due to any payment, prepayment or conversion of any LIBOR Rate Loan or Foreign Currency Loan on a date other than the last day of the Interest Period therefor. Each Lender's calculations of any such loss or expense shall be furnished to the Co-Borrowers and shall be presumed to be correct, absent manifest error.

         SECTION 3.9 Capital Requirements. If either (i) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (ii) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which such Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Co-Borrowers shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Co-Borrowers and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

         SECTION 3.10  Taxes.

         (a) Payments Free and Clear. Any and all payments by the Co-Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender, Issuing Bank and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender, the Issuing Bank or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender or the Issuing Bank, income and franchise taxes imposed by the jurisdiction of such Lender's or Issuing Bank's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Co- Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, Issuing Bank or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.10) such Lender, the Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) such Co-Borrower shall make such deductions, (C) such Co-Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) such Co-Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 3.10(d). Notwithstanding the foregoing, "Taxes" shall not include any taxes, levies, imposts, duties, deductions, fees, charges or withholdings which are the result of any one or more of the following events: (A) the failure of the applicable Lenders or the Issuing Bank to properly or timely file any tax return required to be filed by such Lenders or the Issuing Bank, (B) any transfer of the Lender's Commitment Percentage or the Notes, or any part thereof, or any participation therein, by the Lenders, or (C) the gross negligence or willful misconduct of the applicable Lenders or the Issuing Bank or any Affiliate of any of them or any breach by such Lenders or the Issuing Bank of their obligations hereunder.

         (b) Stamp and Other Taxes. In addition, the Co-Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights in respect thereto (hereinafter referred to as "Other Taxes").

         (c) Indemnity. The Co-Borrowers jointly and severally shall and do hereby indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.10) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor.

         (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the affected Co-Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

         (e) Survival. Without prejudice to the survival of any other agreement of the Co-Borrowers hereunder, the agreements and obligations of the Co-Borrowers contained in this Section 3.10 shall survive the payment in full of the Obligations and the termination of the Commitments.

         (f) Failure to Pay in Foreign Currency. If any Co-Borrower is unable for any reason to effect payment of a Foreign Currency Loan in the Foreign Currency in which borrowed as required by this Agreement or if any Co-Borrower shall default in any Foreign Currency Loan, each Bank may, through the Administrative Agent, require such payment to be made in Dollars in the Dollar Equivalent amount of such payment. In any case in which any Co-Borrower shall make such payment in Dollars, such Co-Borrower agrees to hold the Lenders harmless from any loss incurred by the Lenders arising from any change in the value of Dollars in relation to such Foreign Currency between the date such payment became due and the date of payment thereof. Without limiting the generality of the foregoing, if any Co-Borrower is unable for any reason to effect payment of a Foreign Currency Loan in the Foreign Currency in which borrowed as required by this Agreement or if any Co-Borrower shall default in any Foreign Currency Loan, then Agent shall be authorized, without notice to either of the Co-Borrowers or the other Lenders, to extend Base Rate Loans under the Revolver Facility in an amount sufficient to purchase an amount of the Foreign Currency sufficient to repay the Foreign Currency Loan in full.

         (g) Judgment Currency. If for the purpose of obtaining judgment in any court or enforcing any such judgment it is necessary to convert any amount due in any Foreign Currency into any other currency, the rate of exchange used shall be the Administrative Agent's spot rate of exchange for the purchase of the Foreign Currency with such other currency at the close of business on the Business Day preceding the date on which judgment is given or any order for payment is made. The obligation of the relevant Co-Borrower in respect of any amount due from it hereunder shall, notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any judgment or order in any other currency or otherwise, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any payment in a currency other than the relevant Foreign Currency the Administrative Agent is able (in accordance with normal banking procedures) to purchase the relevant Foreign Currency with such other currency. If the amount of the relevant Foreign Currency that the Administrative Agent is able to purchase with such other currency is less than the amount due in the relevant Foreign Currency, notwithstanding any judgment or order, such Co-Borrower shall indemnify the Lenders for the shortfall.

                                   ARTICLE IV

                  CLOSING: CONDITIONS OF CLOSING AND BORROWING

         SECTION 4.1 Closing. The closing shall take place at the offices of Sutherland, Asbill & Brennan, L.L.P., at First Union Plaza, 999 Peachtree Street, N.E., 23rd Floor, Atlanta, Georgia at 10:00 a.m. on the Closing Date or at such other time and place as the parties shall agree.

         SECTION 4.2 Conditions to Closing and Initial Loan. The obligations of the Lenders to make the initial Loans and the Issuing Bank to issue, extend or renew any Letters of Credit on the Closing Date are subject to the satisfaction of each of the following conditions:

         (a) Executed Loan Documents. (i) This Agreement, (ii) the Notes, (iii) the Guaranty executed by each Material Subsidiary existing on the Closing Date (other than foreign Material Subsidiaries for which the Company shall have established a Deemed Distribution Event), (iv) the Limited Foreign Guaranty executed by SGIL and any other foreign Material Subsidiary existing on the Closing Date (other than SG Austria) for which the Company shall have established a Deemed Distribution Event, (v) the Negative Pledge Agreement, (vi) the Note Pledge Agreement with respect to the Foreign Subsidiary Notes executed by SGIL, SG Austria and each other foreign Material Subsidiary for which the Company shall have established a Deemed Distribution Event, and the other Loan Documents shall have been duly authorized and executed by the parties thereto in form and substance satisfactory to the Administrative Agent, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder, and the Co-Borrowers shall have delivered original counterparts thereof to the Administrative Agent.

         (b)       Closing Certificates; etc.

                  (i) Officer's Certificate. The Administrative Agent shall have received a certificate from the chief executive officer or chief financial officer of, on behalf of the Co-Borrowers, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that, to the best knowledge and belief of such officer, all representations and warranties of the Co-Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects; that the Co-Borrowers are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; that the Co- Borrowers have satisfied each of the closing conditions to be satisfied thereby; and that the Co- Borrowers have filed all required tax returns and owe no delinquent taxes.

                  (ii) Officer's Compliance Certificate. The Administrative Agent shall have received an Officer's Compliance Certificate stating that no Default or Event of Default exists and setting forth the calculations required to establish whether or not the Co-Borrower and their Subsidiaries are in compliance with the financial covenants set forth in Article VIII hereof as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

                  (iii) Certificate of Secretary of each Co-Borrower. The Administrative Agent shall have received a certificate of the secretary or assistant secretary (or, in the case of any Person organized or incorporated other than pursuant to the laws of the United States or any state thereof, a director or such other officer as such Person may reasonably designate) of each Co-Borrower and Guarantor certifying, as applicable, that attached thereto is a true and complete copy of the articles of incorporation or other charter documents of such Co-Borrower or Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of such Co-Borrower or Guarantor as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Co-Borrower, authorizing the borrowings or guarantee contemplated hereunder or thereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of such Co-Borrower or Guarantor executing Loan Documents to which such Co-Borrower or Guarantor is a party, provided, however, that in the case of any foreign Guarantor, the secretary's certificate shall be limited solely to matters concerning the incumbency and genuineness of the signature of each officer of such foreign Guarantor so long as the Administrative Agent shall have received a favorable opinion of counsel as provided in clause (vi) below.

                  (iv) Certificates of Good Standing. The Administrative Agent shall have received certificates as of a recent date of the good standing or valid existence of each Co-Borrower and Guarantor (exclusive of any Guarantor incorporated under the laws of any jurisdiction located outside the United States) under the laws of Delaware and Georgia.

                  (v) Accounts Designation Letter. The Accounts Designation Letter to be delivered by the Co-Borrowers pursuant to Section 2.2, dated as of the Closing Date.

                  (vi) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of outside counsel to the Co-Borrowers and Guarantors (including each foreign Guarantor) and addressed to the Administrative Agent and Lenders with respect to the Co-Borrowers and the Guarantors, the Loan Documents, the transactions contemplated thereby, regulatory matters and such other matters as the Administrative Agent and the Lenders may reasonably request, reasonably satisfactory in form and substance to the Administrative Agent and Lenders. Such opinions, with respect to United States law matters, may be rendered by its regular outside counsel or combination thereof without regard to whether such counsel is admitted to or authorized to practice in any jurisdiction other than the State of Georgia.

         (c)       Consents; No Adverse Change.

                  (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the execution and delivery of this Agreement and the other Loan Documents shall have been obtained.

                  (ii) Permits and Licenses. All material permits and licenses, including material permits and licenses required under Applicable Law, necessary to the conduct of business by the Co- Borrowers and their Subsidiaries as currently conducted shall have been obtained.

                  (iii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent's reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                  (iv) No Material Adverse Change. Since December 31, 1998, there shall not have occurred any event or condition (other than matters of general economic or political nature) that has had or is reasonably likely to have a Material Adverse Effect.

                  (v) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

         (d)       Financial Matters.

                  (i) Financial Statements. The Administrative Agent and each Lender shall have received recent annual and interim financial statements and other financial information with respect to Holdings and its Subsidiaries prepared in accordance with GAAP. Without limitation of the foregoing, the Administrative Agent and each Lender shall have received audited financial statements for Holdings and Subsidiaries for the Fiscal Year ended December 31, 1998 and unaudited financial statements for Holdings and Subsidiaries for the nine month period ended September 30, 1999.

                  (ii) Payment at Closing. There shall have been paid by the Co-Borrowers to the Administrative Agent and the Lenders the fees set forth or referenced in Section 3.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution and delivery of any of the Loan Documents.

         (e)      Miscellaneous.

                  (i) Refinanced Facilities. The Administrative Agent shall have received a pay proceeds letter, in form and substance reasonably satisfactory to the Administrative Agent, specifying that the Debt outstanding under the Original Credit Agreement will be refinanced with proceeds of the initial Loans.

                  (ii) Notice of Borrowing. The Administrative Agent shall have received written instructions from the Company, on behalf of the Co-Borrowers, directing the payment of any proceeds of Loans made under this Agreement that are to be made on the Closing Date.

                  (iii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request, in form and substance reasonably satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                  (iv) Due Diligence and Other Documents. The Co-Borrowers and Material Subsidiaries shall have delivered to the Administrative Agent such other documents, certificates and opinions as the Administrative Agent reasonably request.

         SECTION 4.3 Conditions to All Loans. The obligations of the Lenders to make any Loan and the Issuing Bank to issue, extend or renew any Letters of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

                  (i) Continuation of Representations and Warranties. The representations and warranties contained in Article V shall be true and correct in all material respects on and as of such borrowing date with the same effect as if made on and as of such date except any of which speak as of a specific date, in which event such representations and warranties shall be true and correct in all material respects on and as of such specific date.

                  (ii) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF CO-BORROWERS

         SECTION 5.1 Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans and the Issuing Bank to issue, extend and renew the Letters of Credit, the Co-Borrowers hereby jointly and severally represent and warrant to the Administrative Agent, the Issuing Bank and the Lenders that:

         (a) Organization; Power; Qualification. Each Co-Borrower, their Material Subsidiaries and each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being conducted. Each Co-Borrower, their Material Subsidiaries and each Guarantor is duly qualified and authorized to do business in each jurisdiction where its business requires such qualification and authorization, except where the failure to be so qualified and authorized to do business could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Co-Borrowers and its Material Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 5.1(a). On the Closing Date the only Subsidiaries of the Co-Borrowers that are Material Subsidiaries are Scientific Games Finance Corporation, Scientific Games Royalty Corporation, SGIL and SG Austria.

         (b) Ownership. Each Subsidiary of the Co-Borrowers as of the Closing Date is listed on Schedule 5.1(b). As of the Closing Date, the capitalization of the Co-Borrowers and each of its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing Date, the shareholders of the Company and each of its Subsidiaries of the Co-Borrowers and the number of shares owned by each are described on
Schedule 5.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Co-Borrowers, or any of its Subsidiaries, except as described on Schedule 5.1(b).

         (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Co- Borrowers and Guarantors has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Co-Borrowers and Guarantors and each such Loan Document executed and delivered by a Co-Borrower or a Guarantor constitutes the legal, valid and binding obligation of the Co-Borrowers or the Guarantor, as the case may be, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general or by general principles of equity.

         (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Co-Borrowers and each Guarantor of the Loan Documents to which each such Person is a party in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) except as set forth on Schedule 5.1(d) hereto, require any Governmental Approval or violate any Applicable Law relating to Co-Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of Co-Borrower or any of its Subsidiaries or any Material Contract to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person or (iii) result in or require the creation or imposition of any Lien upon or with respect to any material property now owned or hereafter acquired by such Person.

         (e) Compliance with Law; Governmental Approvals. Each of the Co-Borrowers and each Subsidiary (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business and (ii) is in material compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to it or any of its respective properties because of the conduct of its business. Each such material Governmental Approval is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best knowledge of the Co-Borrowers, threatened attack by direct or collateral proceeding, except for such failures to be in full force and effect that could not reasonably be expected to have a Material Adverse Effect.

         (f) Tax Returns and Payments. Each of Co-Borrowers and their Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax is being disputed in good faith and adequate reserves have been established (if and to the extent required by GAAP). No Governmental Authority has asserted any Lien or other claim against Co-Borrowers or any Subsidiary thereof with respect to the payment of all material state and federal taxes which has not been discharged or resolved or is not being disputed in good faith. The charges, accruals and reserves on the books of Co-Borrowers and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof are in the judgment of the Co-Borrowers adequate, and the Co-Borrowers do not anticipate any additional material taxes or assessments for any of such years.

         (g) Environmental Matters. Except as set forth on Schedule 5.1(g), the properties of each Co-Borrower and all Subsidiaries are in compliance in all respects with all applicable Environmental Law, and there is no contamination at, under or about such properties or such operations which could interfere in any respect with the continued operation of such properties or impair in any respect the fair saleable value thereof, except for such failures to comply and contamination that could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.1(g), neither Co-Borrower nor any of their Subsidiaries has received any written notice of material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Law with regard to any of its properties or the operations conducted in connection therewith, nor does either Co-Borrower nor any of its Subsidiaries have knowledge that any such notice will be received or is being threatened.

         (h)  ERISA.

                  (i) Neither Co-Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.1(h);

                  (ii) Each Co-Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and all other laws applicable to any Employee Benefit Plans and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. Each such Employee Benefit Plan has been operated in a manner to preserve such qualification. No liability has been incurred by any Co-Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

                  (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has either Co-Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

                  (iv) Neither any Co-Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code; (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (C) failed to make a required contribution or payment to a Multiemployer Plan; or (D) failed to make a required install ment or other required payment under Section 412 of the Code;

                  (v) The execution and delivery by Co-Borrowers of this Agreement and the borrowings hereunder will not involve any prohibited transaction under ERISA or the Code;

                  (vi) No Termination Event has occurred or is reasonably expected to occur; and

                  (vii) No material proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of Co-Borrowers, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained or contributed to by any Co-Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

         (i) Margin Stock. Neither Co-Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit other than in connection with any employee benefit plan for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

         (j) Government Regulation. Neither Co-Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither Co-Borrower nor any Subsidiary thereof is, or after giving effect to any Loan will be, a "Holding Company" or a "Subsidiary Company" of a "Holding Company" or an "affiliate" of a "Holding Company" within the respective meanings of each of the quoted terms of the Public Utility Holding Company Act of 1935 as amended, or any other Applicable Law which materially limits its ability to incur or consummate the transactions contemplated hereby.

         (k) Patents, Copyrights and Trademarks. Co-Borrowers and their Material Subsidiaries own or possess all patent, copyright and trademark rights which are required to conduct their business without infringing upon any validly asserted rights of others. To the best knowledge and belief of Co-Borrowers, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights which revocation or termination constitutes a Material Adverse Effect. Neither Co-Borrower nor any of their Subsidiaries has been threatened with any litigation regarding patents, copyrights or trademarks that would present a material impediment to the business of any such Person.

         (l) Material Contracts. Schedule 5.1(1) sets forth a complete and accurate list of all contracts or other agreements, written or oral, of Holdings or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 5.1(1), each Co-Borrower and any Subsidiary thereof party thereto has performed or is performing all of its material obligations under all Material Contracts and, to the best knowledge of the Co-Borrowers, each other party thereto is in substantial compliance with each Material Contract, and each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. Each Co-Borrower and its Subsidiaries have made available on a confidential basis for inspection by the Administrative Agent a true and complete copy of each written contract or agreement of Holdings or any of its Subsidiaries required to be listed on Schedule 5.1(1).

         (m) Employee Relations. As of the Closing Date, each of Co-Borrowers and their Subsidiaries is not, except as set forth on Schedule 5.1(m), party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. Except as set forth on Schedule 5.1(m), each Co-Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving their employees or those of its Subsidiaries that reasonably could be expected to have a Material Adverse Effect.

         (n) Burdensome Provisions. Neither Co-Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could reasonably be expected to have a Material Adverse Effect. Neither Co-Borrower or its Subsidiaries presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

         (o) Financial Statements. All balance sheets, statements of income, retained earnings, stockholders' equity and cash flows, and all other financial information of Co-Borrowers and their Subsidiaries (exclusive of any financial projection under Section 6.1(c) or otherwise) which have been furnished by each Co-Borrower to the Administrative Agent and the Lenders for the purposes of or in connection with this Agreement, including without limitation the financial statements described in Section 4.2 (d), have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods involved and present fairly in accordance with GAAP in all material respects the matters reflected therein subject, in the case of unaudited statements, to changes resulting from normal year-end audit adjustments and items that would be disclosed in footnotes to the audited statements. As of the Closing Date, except as set forth on Schedule 5.1(o), neither Co-Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitments which are not reflected in the financial statements described above or in the notes thereto.

         (p) Solvency. As of the Closing Date and after giving effect to each Loan made hereunder, each Co-Borrower and each of their Material Subsidiaries will be Solvent.

         (q) Titles to Properties. Each Co-Borrower and their Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and good and valid title to all of its personal property sufficient to carry on its business as presently conducted, except such property as has been disposed of by either Co-Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.
Schedule 5.1(q) hereto sets forth the address of all real property owned or leased by a Borrower (and if leased, the record owner thereof).

         (r) Liens. None of the properties and assets of either Co-Borrower or any Subsidiary thereof is subject to any Lien, except in each case Permitted Liens. No financing statement under the Uniform Commercial Code of any state which names either Co-Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which is still in effect, has been filed in any state or other jurisdiction and neither Co-Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect Permitted Liens.

         (s) Debt and Contingent Obligations. Schedule 5.1(s) is a complete and correct listing as of the Closing Date of all Debt and Contingent Obligations of Co-Borrowers and their Subsidiaries exceeding individually the amount of $500,000. Each Co-Borrower and their Subsidiaries have performed and are in material compliance with all of the terms of such Debt and

Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of either Co-Borrower or their Subsidiaries exists with respect to any such Debt or Contingent Obligation. Schedule 5.1(s) sets forth a complete and correct listing of all bid, performance, litigation and similar bonds or guarantees entered into by Holdings or any of its Subsidiaries as in effect on the Closing Date.

         (t) Litigation. Except as set forth on Schedule 5.1(t), there are no actions, suits or proceedings pending nor, to the knowledge of the Co-Borrowers, threatened against or in any other way relating adversely to or affecting either Co-Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which, if adversely determined, is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 5.1(t), there is no attachment, judgment, lien, levy or order exceeding the Material Judgment Amount that has been placed upon or assessed against either Co-Borrower or any of their Subsidiaries and remains undischarged or unstayed.

         (u) Franchise and License Fees. Each Co-Borrower and each of its Subsidiaries have paid all material franchise, license or other fees and charges which have become due pursuant to any Governmental Approval in respect of its business and has made appropriate provisions as is required by GAAP for any such fees and charges which have accrued.

         (v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by either Co-Borrower or any Subsidiaries thereof under any Material Contract or material judgment, decree or order of a court of competent jurisdiction to which either Co-Borrower or its Subsidiaries is a party or by which either Co-Borrower or their Subsidiaries or any of their respective properties may be bound or which would require either Co-Borrower or their Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

         (w) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of either Co-Borrower or any of their Subsidiaries thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects. No document furnished or written statement made to the Administrative Agent or the Lenders by either Co-Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will, when considered as a whole, contain any untrue statement of a fact material to the creditworthiness of Co-Borrower or its Subsidiaries or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. Neither Co-Borrower is aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as either Co-Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

         (x) Year 2000. The Co-Borrowers have (i) undertaken a sufficient inventory, review and assessment of all areas within their business and operations that could be adversely affected by the failure of the Co-Borrowers to be Year 2000 Compliant on a timely basis, (ii) developed a plan and timeline for becoming Year 2000 Compliant on a timely basis, (iii) to date, implemented that plan in accordance with that timeline in all material respects, and (iv) made inquiry of its key suppliers, vendors and customers as to whether such person(s) will, on a timely basis, be Year 2000 Compliant in all material respects and on the basis of such inquiry reasonably believes that all such person(s) will be Year 2000 Compliant. "Year 2000 Compliant" shall means that, in all material respects, all computer and software related applications shall be able to recognize and perform properly, date sensitive functions involving dates prior to and after December 31, 1999. The Co-Borrowers shall take all action reasonably necessary to ensure that the Borrowers shall be Year 2000 Compliant and that no material adverse change will arise in the Co-Borrowers' financial condition as a result of its efforts or failure to be Year 2000 Compliant.

         (y) No Material Adverse Change. Since December 31, 1998, there shall not have occurred any event or condition (other than matters of general economic or political nature) that has had or is reasonably likely to have a Material Adverse Effect.

         SECTION 5.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate or in any of the Loan Documents (including without limitation, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement (a) shall be made or deemed to be made at and as of the Closing Date, as of each borrowing date and as of the date of the issuance, renewal or extension of each Letter of Credit with the same effect as if made on and as of the Closing Date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date, and (b) shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

                                   ARTICLE VI

                        FINANCIAL INFORMATION AND NOTICES

         Until payment in full of the Obligations and termination of the Commitments, unless consent has been obtained in the manner set forth in Section
12.10 hereof, the Co-Borrowers will furnish or cause to be furnished to the Administrative Agent and each Lender at their respective addresses set forth in
Section 12.1 hereof, or such other address as may be designated by such Administrative Agent or Lenders from time to time:

         SECTION 6.1 Financial Statements and Projections.

         (a) Quarterly Financial Statements. As soon as practicable and in any event no later than forty-five (45) days after the end of each fiscal quarter, an unaudited Consolidated and consolidating balance sheet of each Holdings and the Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding budgeted figures for the portion of the Fiscal Year then ended and the corresponding figures for the preceding Fiscal Year for the portion of the Fiscal Year then ended and prepared by in accordance with GAAP, and certified by the chief financial officer of Holdings to present fairly in all material respects the financial condition of Holdings and its Subsidiaries as of their respective dates and the results of operations of Holdings and its Subsidiaries for the respective periods then ended.

         (b) Annual Financial Statements. As soon as practicable and in any event no later than ninety (90) days after the end of each Fiscal Year, an unaudited consolidating balance sheet of Holdings and Subsidiaries and an audited Consolidated balance sheet of Holdings and Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm of nationally recognized standing in accordance with GAAP, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by either Co-Borrower or any of their Subsidiaries or with respect to accounting principles followed by Co-Borrowers or any of their Subsidiaries not in accordance with GAAP.

         (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within sixty (60) days after the beginning of each Fiscal Year, a business plan of Co-Borrowers and their Material Subsidiaries for the ensuring four fiscal quarters, such plan to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management's discussion and analysis of such projections (such business plan and projections, the "Projections"), accompanied by a certificate from the chief financial officer of each Co-Borrowers to the effect that, to the best of such officer's knowledge, the Projections are good faith estimates of the financial condition and operations of each Co-Borrowers and their Subsidiaries for such four quarter period.

         SECTION 6.2 Officer's Compliance Certificate At each time financial statements are delivered pursuant to Sections 6.1(a) or (b), a certificate of the chief financial officer of each Co- Borrower in the form of Exhibit D attached hereto (an "Officer's Compliance Certificate"):

         (a) stating that such officers have reviewed such financial statements and such statements fairly present the financial condition of each Co-Borrower and their Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated;

         (b) stating that to such officer's knowledge, based on a reasonable examination, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Co-Borrowers with respect to such Default or Event of Default;

         (c) setting forth as at the end of such fiscal quarter or Fiscal Year, as the case may be, the calculations required to establish whether or not each Co-Borrower and their Subsidiaries were in compliance with the financial covenants set forth in Article VIII hereof as at the end of each respective period and the Applicable Margin pursuant to Section 3.1(c) as at the end of each respective period;

         (d) setting forth as at the end of such Fiscal Year (or, upon the request of the Administrative Agent in its sole discretion, as at the end of such fiscal quarter), for each corporation, partnership, or other entity in which either or both Co-Borrowers has any ownership interest at the end of such period, the Cash Flow Percentage for such entity for the consecutive four quarter period ending on such Fiscal Year end (or, as requested by the Administrative Agent, fiscal quarter end); and

         (e) stating all amounts outstanding under each outstanding Foreign Subsidiary Note, as of the end of such fiscal quarter or Fiscal Year, as the case may be.

         SECTION 6.3  Other Certificates and Reports

         (a) At each time financial statements are required to be delivered pursuant to Sections 6.1 (a) or (b), a certificate of the chief financial officer in such form as the Administrative Agent may require setting forth the Assigned Dollar Value as of the end of the fiscal quarter (but calculated using the Spot Exchange Rate as of such date) of all Foreign Currency Loans outstanding at such fiscal quarter end;

         (b) Promptly upon receipt thereof, copies of any management report and any management responses thereto submitted to any Co-Borrower or their Board of Directors by their independent public accountants in connection with their auditing function;

         (c) Promptly after a request therefor, such other information regarding the operations, business affairs and financial condition of each Co-Borrower or any of their Subsidiaries as the Administrative Agent or any Lender may reasonably request;

         (d) Promptly upon filing or receipt of any filing made with the SEC by or with respect to Holdings or any of its Subsidiaries pursuant to Section 13 or 15(d) of the Exchange Act, copies of the same, and copies of all notices and proxy and other information provided by Holdings to its shareholders;

         (e) At each time financial statements are required to be delivered pursuant to Section 6.1(b) a listing setting forth as of the end of such Fiscal Year all Material Contracts constituting lottery or promotional game customer contracts; and

         (f) At each time financial statements are required to be delivered pursuant to Section 6.1(a), a report setting forth bid activity (and specifying bids won and lost) in respect of all lottery and promotional game contracts or other agreements, written or oral, bid upon by Co-Borrowers or any of their Subsidiaries and involving revenue to Co-Borrowers or any of their Subsidiaries of

$5,000,000 or more over the stated life of such contract or agreement, substantially in the form of Exhibit M.

         SECTION 6.4 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after a Responsible Officer of any Co-Borrower or Guarantor obtains actual knowledge thereof) give telephonic and written notice of:

         (a) the commencement of all material proceedings and investigations by or before any Governmental Authority and all material actions and proceedings in any court or before any arbitrator against or involving either Co-Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses;

         (b) any notice of any material violation received by either Co-Borrower or any Subsidiary thereof from any Governmental Authority, including without limitation, any notice of a material violation of Environmental Law;

         (c) any labor controversy that has resulted in, or could reasonably be expected to result in, a strike or other work action against either Co-Borrower or any Subsidiary thereof;

         (d) any attachment, judgment, lien, levy or order exceeding the Material Judgment Amount that may be placed upon or assessed against either Co-Borrower or any of their Subsidiaries;

         (e) any Default or Event of Default, or any event, of which a Responsible Officer has actual knowledge, which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which either Co-Borrower or any of their Subsidiaries is a party or by which either Co-Borrower or any Subsidiary thereof or any of their respective properties may be bound;

         (f) (i) the failure of either Co-Borrower or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date, (ii) any Termination Event or "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder, along with a description of the nature thereof, what action such Co-Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (iii) all notices received by either Co-Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan,
(iv) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (v) any Borrower obtaining knowledge or reason to know that either Co-Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, and (vi) the requirement to file any notice with the Internal Revenue Service, Department of Labor, PBGC or any plan participant, beneficiary or alternate payee required under Sections 101(d), 302(f)(4), 303 and 307 of ERISA or under Section 401(a)(29) of the Code with respect to any Employee Benefit Plan of either Co- Borrower or any ERISA Affiliate; or

         (g) any event which makes any of the representations set forth in
Section 5.1 inaccurate in any material respect.

         SECTION 6.5 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of either Co-Borrower to the Administrative Agent or any Lender whether pursuant to this
Article VI or any other provision of this Agreement, or any of the Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects based on the applicable Co-Borrower's knowledge thereof.

         SECTION 6.6 Notice of Demand for Reimbursement, etc. Promptly (but in no event later than three (3) Business Days) after any demand or request is made against any Co-Borrower or any of its Subsidiaries for reimbursement or repayment of any drawing or payments under or pursuant to any bid, performance, litigation and similar bonds or guarantees entered into in the ordinary course of business that individually, or in the aggregate for all such bonds or guarantees, exceeds $5,000,000, Co-Borrowers shall give the Administrative Agent written notice of each such request for reimbursement or repayment thereof, together with (i) pro forma financial statements prepared based upon the most recent quarterly or annual financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1 hereof and adjusted to reflect the financial impact of the reimbursement of such bonds and guarantees and, if unreimbursed, such unreimbursed portion of such bonds and guarantees shall be counted as Debt, and (ii) an Officer's Compliance Certificate demonstrating on a pro forma basis, after giving effect to the adjustments as required in the immediately preceding clause (i), compliance with the financial covenants set forth in Article VIII hereof as of the date of required delivery of said certificate.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

         Until payment in full of the Obligations and termination of the Commitments, unless consent has been obtained in the manner provided for in
Section 12.10, each Co-Borrower will, and will cause each of their Subsidiaries to:

         SECTION 7.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.5, preserve and maintain its separate corporate existence and all material rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where it is doing business so as to require such qualification and authorization.

         SECTION 7.2 Maintenance of Property. Take commercially reasonable actions to protect and preserve all material properties useful in and material to its business, including material copyrights, patents, trade names and trademarks; maintain in good working order and condition (reasonable wear and tear excepted) all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary in the reasonable judgement of such Co-Borrower for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 7.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver on a confidential basis to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         SECTION 7.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         SECTION 7.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, subject to notice and cure provisions, and pay or perform (i) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (ii) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, however, that each Co-Borrower and its Subsidiaries may contest or dispute any item described in clauses (i) and (ii) hereof in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         SECTION 7.6 Compliance With Laws and Approvals. In jurisdictions where doing business, observe and remain in material compliance with all Applicable Law and maintain in full force and effect all material Governmental Approvals, in each case applicable or necessary to the conduct of its business.

         SECTION 7.7 Environmental Law. In addition to and without limiting the generality of Section 7.6, (i) comply in all material respects with, and use commercially reasonable efforts to ensure such compliance by all of its tenants and subtenants, if any, with, all applicable Environmental Law and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all of its tenants and subtenants obtain and comply with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Law, provided, that allegations of noncompliance may be contested in good faith by reasonable procedures so long as the failure to comply would not reasonably be expected to result in a Material Adverse Effect; (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Law, and timely comply with all lawful orders and directives of any Governmental Authority regarding Environmental Law; and (iii) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Law applicable to the operations of such Co-Borrower or its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of or relate to the breach of law, gross negligence or willful misconduct of any party who would otherwise be entitled to indemnification therefor.

         SECTION 7.8 Compliance with ERISA and the Code. In addition to and without limiting the generality of Section 7.6, make timely payment of contributions required to meet the minimum funding standards set forth in ERISA or the Code with respect to any Employee Benefit Plan; not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan; not participate in any prohibited transaction that could result in any material civil penalty under ERISA or material tax under the Code; furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent; and operate each Employee Benefit Plan in such a manner that such plan would not reasonably be expected to incur any material tax liability under Section 4980B of the Code or any material liability to any qualified beneficiary as defined in Section 4980B of the Code.

         SECTION 7.9 Compliance With Agreements. Comply in all material respects with each term, condition and provision of all material leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract in each instance in which failure to comply could reasonably be expected to have a Material Adverse Effect, provided, that whether or not failure to comply could reasonably be expected to have a Material Adverse Effect, each Co-Borrower and its Subsidiaries shall always attempt in good faith to comply in all material respects with all such leases, agreements, and other instruments.

         SECTION 7.10 Conduct of Business. The Company will not, and will not permit any Material Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Material Subsidiaries, taken as a whole, provided, however, that the Company and any Material Subsidiary also may engage in a business other than a Permitted Business, so long as such non-Permitted Business is acquired in connection with the acquisition of a Permitted Business and such non-Permitted Business is held for disposition and disposed of within 365 days of its acquisition.

         SECTION 7.11 Visits and Inspections. Upon reasonable prior notice therefrom and during normal business hours, permit representatives of any of the Administrative Agent or Lenders, from time to time, in each case subject to reasonable security procedures, (i) to visit and inspect its properties; (ii) inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and
(iii) discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         SECTION 7.12 Subsidiaries. Co-Borrowers and their Subsidiaries may acquire new Subsidiaries or form new Subsidiaries and use such Subsidiaries to acquire any business permitted under Section 7.10 or a substantial portion of the assets of any Person or to enter into and perform any contract involving the conduct of business permitted by Section 7.10, subject to the provisions of this
Section 7.12 and to the other terms of this Agreement and so long as any such acquisition is a Permitted Acquisition under Section 9.4(x). Unless a new Subsidiary is, as a part of an acquisition transaction, merged upon the consummation thereof into one of the Co-Borrowers with such Co-Borrower being a surviving entity, then the Co-Borrowers shall cause each new Subsidiary, which is a Material Subsidiary or a Guarantor, to cause to be executed and delivered to the Administrative Agent: (i) unless the new Subsidiary is a foreign Subsidiary for which the Company has established that there is a Deemed Distribution Event, in which case the Subsidiary will execute a Limited Foreign Guaranty, a Joinder Agreement and the documents referred to therein, (ii) such other documents reasonably requested by the Administrative Agent consistent with the terms of this Agreement which provide that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and (iii) such other documents as the Administrative Agent shall reasonably request, including without limitation, officers' certificates, financial statements, opinions of counsel, board resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and Loan Documents described in Section 4.2.

         As soon as practicable upon any corporation, partnership or other entity's becoming a Material Subsidiary, the corporation, partnership, or other entity, unless it is an entity for which the Company has established that there is a Deemed Distribution Event, in which case the entity will execute a Limited Foreign Guaranty, will execute (i) a Joinder Agreement and the documents referred to therein, (ii) such other documents reasonably requested by the Administrative Agent consistent with the terms of this Agreement which provide that such entity shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and (iii) such other documents as the Administrative Agent shall reasonably request, including without limitation, officers' certificates, financial statements, favorable opinions of counsel, board resolutions, charter documents, certificates of existence and authority to do business and any other closing certificates and Loan Documents described in
Section 4.2.

         SECTION 7.13 Further Assurances. Make, execute and deliver all such additional and further acts, things and instruments as any Agent or Lender may reasonably require to and consummate the transactions contemplated hereby and to vest completely in and insure each Agent and the Lenders their respective rights under this Agreement, the Notes and the other Loan Documents.

         SECTION 7.14 Year 2000 Compatibility. Promptly and in no event later than December 31, 1999, take all action necessary to ensure that Co-Borrowers' computer based systems are able to operate and effectively process data including dates on and after December 31, 1999. At the request of the Administrative Agent, Co-Borrowers shall provide the Administrative Agent and Lenders assurances in form and substance satisfactory to the Administrative Agent and Lenders of Co-Borrowers' year 2000 compatibility.

                                  ARTICLE VIII

                               FINANCIAL COVENANTS

         Until payment in full of the Obligations and termination of the Commitments, unless consent has been obtained in the manner set forth in Section
12.10 hereof, Holdings and its Subsidiaries on a Consolidated basis will not:

         SECTION 8.1 Leverage Ratio. As of any fiscal quarter end and as of the date that any Officer's Compliance Certificate is required to be delivered pursuant to Section 6.6 hereof, permit the Leverage Ratio to exceed fifty percent (50%).

         SECTION 8.2 Fixed Charge Coverage Ratio. At each fiscal quarter end and as of the date that any Officer's Compliance Certificate is required to be delivered pursuant to Section 6.6 hereof, permit the Fixed Charge Coverage Ratio for Holdings and its Subsidiaries for the four quarter period consisting of such quarter and the immediately preceding three quarters to be less than 3.00 to 1.00.


                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Until payment in full of the Obligations and termination of the Commitments, unless consent has been obtained in the manner set forth in Section
12.10 hereof, each Co-Borrower will not and will not permit any of their Subsidiaries to:

         SECTION 9.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except (i) the Obligations, (ii) Debt set forth on Schedule 9.1, and renewals, refinancings or extensions thereof in principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension and having the terms, collateral and guarantors not materially less favorable to Co-Borrowers, taken as a whole, than as the renewed Debt, (iii) Debt consisting of Contingent Obligations permitted by Section 9.2, (iv) Debt of any Co-Borrower or Guarantor to any other Co-Borrower or Guarantor, but only if such Debt is subordinated to the Obligations pursuant to the terms and conditions of the Intercompany Subordination Agreement, (v) Debt that may be payable with respect to hedging agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes; (vi) Debt and obligations owing under documentary letters of credit generally; (vii) Debt in the principal amount of up to $25,000,000 incurred by Co-Borrowers under the 364-Day Revolving Credit Agreement, (viii) Debt incurred by Co-Borrowers under the Existing Letter of Credit and Reimbursement Agreement, (ix) Debt not in excess of Fifteen Million Dollars ($15,000,000), constituting real estate financing incurred in connection with the construction of certain new facilities of Scientific Games International Limited so long as the scheduled maturity of such Debt is after the Revolver Facility Termination Date ("Real Estate Financing Debt"), and (x) other Debt that, together with any Real Estate Financing Debt permitted to be incurred pursuant to clause (ix) above, is not in excess of twenty Million Dollars ($20,000,000). Each of the categories of Permitted Debt referred to in clauses (i) through (x) above is cumulative and independent of each other category.

         SECTION 9.2 Limitations on Contingent Obligations. Other than as provided in Schedule 9.2, or as otherwise permitted by Section 9.1 (including any guarantee by Holdings or any of its Subsidiaries of (i) any Real Estate Financing Debt, (ii) any obligations of any Co-Borrower or any of their Subsidiaries under the 364-Day Credit Agreement or the Existing Letter of Credit and Reimbursement Agreement), create, incur, assume or suffer to exist any Contingent Obligations, except Contingent Obligations arising under hedging agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes.

         SECTION 9.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of capital stock), real or personal, whether now owned or hereafter acquired, except Permitted Liens, including those set forth on Schedule 9.3.

         SECTION 9.4 Limitations on Loans, Advances, Investments and
Acquisitions.

           (a) Allow its aggregate loans, investments (measured at the time of the making of the investments), and interests (measured at the time of obtaining the interests) in other than Material Subsidiaries that are Guarantors to exceed at any time an amount equal to ten percent (10%) of the then Consolidated shareholders equity of Holdings.

          (b) Except as provided in subsections (i) through (xi) below, purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture, evidence of Debt or other obligation or security, substantially all or a material portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person; or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person; or enter into, directly or indirectly, any commitment or option in respect of the foregoing:

         (i) investments in Material Subsidiaries that are Guarantors and the other existing loans, advances and investments described on Schedule 9.4 (other than existing loans, advances and investments in SG Austria, which shall be permitted only to the extent provided for in clause (xi) below);

         (ii) investments in (A) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof (or if the investment is made by a foreign Subsidiary, by the government or agency thereof of the country in which such funds, instruments or obligations are denominated) ("Government Securities") maturing within one
                  (1) year from the date of acquisition thereof, (B) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation, Moody's Investors Service, Inc., or Fitch's Investors

                  Services, Inc., (C) certificates of
                  deposit issued by bankers' acceptances of, and reverse repurchase agreements covering Government Securities issued by, any Lender or any other commercial bank incorporated under the laws of the United States of America or any state thereof (or, if the investment is made by a foreign Subsidiary, by the government or agency thereof in which such funds, instruments or obligations, as the case may be are denominated, if any), each having combined capital, surplus and undivided profits of not less than $500,000,000 and having, in the case of institutions organized in the United States, a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (D) demand or time deposits maturing no more than one year from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the Federal Deposit Insurance Corporation ("FDIC") or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

         (iii) investments in either Co-Borrowers or Material Subsidiaries created or acquired after the Closing Date; provided, that such Material Subsidiaries become Guarantors hereunder pursuant to the requirements of Section 7.12 hereof;

         (iv) loan and advances to officers, directors and employees of one or more of the Co-Borrowers or their Subsidiaries in an aggregate amount not to exceed $2 million at any time outstanding;

         (v) deposits for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business;

         (vi)     trade accounts created in the ordinary course of business;

         (vii) shares of money market funds, including those of one or more of the Lenders, that invest solely in permitted investments of the kinds described in clause (ii) above;

         (viii) investments consisting of hedging agreements as permitted under Section 9.1;

         (ix) investments received in connection with the settlement of litigation or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business or in connection with the bankruptcy or reorganization of any Person;

         (x) investments by either Co-Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person so long as each of the following conditions are met:
                  (A) (I) the acquisition does not result in Holdings or any of its Material Subsidiaries engaging in any business other than a Permitted Business, except as otherwise permitted pursuant to Section 7.10 hereof, (B) no Default or Event of Default is in existence at the time of such acquisition or would be created as a consequence of such acquisition, (C) Co-Borrowers shall have furnished to the Administrative Agent an Officer's Compliance Certificate demonstrating, on a pro forma basis after giving effect to the consummation of the subject acquisition, compliance with the financial covenants contained in Article VIII of this Agreement, and (D) Co-Borrowers shall promptly deliver to the Administrative Agent such other documents and information as the Administrative Agent shall reasonably request. Each acquisition consummated in accordance with the provisions of this subsection 9.4(b)(x) shall be referred to as a "Permitted Acquisition"; and

         (xi) investments in the form of loans, advances or extensions of credit by either Co-Borrower to SG Austria so long as (i) the aggregate amount of all such investments does not at any time exceed $12,000,000, and (ii) each such loan, advance or extension of credit is evidenced by a promissory note which has been duly executed by SG Austria and pledged to the Administrative Agent pursuant to the Note Pledge Agreement.

         SECTION 9.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except (i) any Co-Borrowers or any Material Subsidiary of either Co-Borrower that is a Guarantor may merge with either Co-Borrower or any other Material Subsidiary of either Co-Borrower that is a Guarantor and (ii) any Material Subsidiary may merge with or into any other Person for the purpose of consummating any acquisition permitted by Section 9.4 as long as either a Co-Borrower or a Material Subsidiary that is a Guarantor is the surviving Person and no Default or Event of Default shall have occurred before and after giving effect to such merger.

         SECTION 9.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

         (i)      the sale of inventory in the ordinary course of business;

         (ii)     the sale of investments in the ordinary course of business;

         (iii) the sale of obsolete or surplus assets no longer used or usable in the business of either Co-Borrower or any of its Subsidiaries or as otherwise permitted by Section 7.2;

         (iv) the sale or discount without recourse of Receivables arising in the ordinary course of business in connection with the compromise or collection thereof;

         (v) the sale by any Co-Borrower or any Subsidiary of any of its property to any Co-Borrower or to any Subsidiary which is or becomes a Guarantor; or

         (vi) the sale of property and assets not contemplated by the foregoing clauses, which, when added to other sales of property and assets in the same Loan Year, were not conveyed for total gross consideration of more than twenty million Dollars ($20,000,000) and which, when added to other sales of property and assets since the Closing Date, were not for total gross consideration payable of more than twenty-five million Dollars ($25,000,000).

         SECTION 9.7 Transactions with Affiliates. Except as otherwise permitted by Section 9.4(b)(iv), directly or indirectly: (i) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or (ii) enter into, or be a party to, any transaction with any of its Affiliates, except (A) upon fair and reasonable terms that are fully disclosed to the Required Lenders and are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate, or (B) transactions between Co-Borrowers and any Material Subsidiary or other Guarantor or between Material Subsidiaries or Guarantors, or (C) any employee or director compensation arrangement of the Co-Borrowers or their Subsidiaries which has been approved by a majority of Holdings' disinterested directors. No director shall be deemed not to be a "disinterested director" by reason of his or her receipt of normal directors fees or participation in director benefit plans, including, without limitation, director stock grant or stock option plans, deferred compensation plans or other forms of director remuneration as shall be reasonable and customary.

         SECTION 9.8 Certain Accounting Changes. Change its Fiscal Year end, or make any material change in its accounting treatment and reporting practices except as required by GAAP.

         SECTION 9.9 Licenses. Terminate any Governmental Approval or any Material Contract unless the Board of Directors of the Co-Borrower or Subsidiary proposing to effect the termination has determined that such termination would not have a Material Adverse Effect.

         SECTION 9.10 Restrictive Agreements. Except as to any Debt permitted by clauses (vii), (viii) and (x) of Section 9.1 of this Agreement, enter into (i) any agreement providing for Debt of either Co-Borrower or their Subsidiaries which contains any negative pledge on assets or any covenants materially more restrictive than the provisions of this Agreement hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt, or (ii) any agreement other than a Permissible Restrictive Agreement which shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability to make any payment to either Co-Borrower or any of their Subsidiaries, in the form of dividends, intercompany advances or otherwise.


                                    ARTICLE X

                              DEFAULT AND REMEDIES

         SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

         (a) Default in Payment of Principal of Loans. Either Co-Borrower shall default in any payment of principal of any Loan or Note when and as due (whether at maturity, by reason of acceleration or otherwise).

         (b) Other Payment Default. Either Co-Borrower shall fail to pay interest on any Loan or Note or any fee or any other Obligation within five Business Days of the date the same shall be due.

         (c) Misrepresentation. Any representation or warranty made or deemed to be made by either Co-Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

         (d) Default in Performance of Certain Covenants. There shall be a default in the performance or observance of any covenant or agreement contained in Sections 6.4, 7.1, 7.11, 7.12 or Articles VIII or IX of this Agreement (other than a default caused by a reduction or downgrade in the ratings required for investments under Section 9.4(b)(ii) after the investments have been made, so long as the investments have been fully disposed of within ten (10) Business Days after the reduction or downgrade).

         (e) Default in Performance of Other Covenants and Conditions. Either Co-Borrower or Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 10.1) or any other Loan Document and such default shall continue for a period of ten (10) days after written notice thereof has been given to such Co-Borrower or Subsidiary by the Administrative Agent.

         (f) Debt Cross-Default. Either Co-Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (exceeding five million ($5,000,000) in outstanding principal amount) beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (exceeding five million ($5,000,000) in outstanding principal amount) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

         (g) Other Cross-Defaults. Either Co-Borrower or any of their Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract the breach of which could reasonably be expected to have a Material Adverse Effect unless, but only as long as, the existence of any such default is being contested by such Co-

Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of or such Subsidiary to the extent required by GAAP. There shall have occurred an event of default under either (i) the 364-Day Revolving Credit Agreement and such event of default shall not have been waived by the requisite lenders under Co-Borrower's 364-Day Revolving Credit Agreement, or (ii) the Existing Letter of Credit and Reimbursement Agreement and such event of default shall not have been waived by the issuing bank under the Existing Letter of Credit and Reimbursement Agreement.

         (h) Change in Control. A Change in Control shall occur.

         (i) Voluntary Bankruptcy Proceeding. Either Co-Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts;
(iii) consent to or fail to contest within sixty (60) days of the filing thereof any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property; (v) fail or admit in writing its failure or inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing; provided that it shall not constitute an event of default for a debtor relief proceeding to be instituted and remain unstayed if instituted under laws other than the federal or state laws of the United States of America by a Subsidiary not constituting a Material Subsidiary or by a Person or Persons not controlled, directly or indirectly by either Co-Borrower (including the Subsidiary itself, if its board of directors is not subject to control by a Co-Borrower).

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against either Co-Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for either Co-Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered; provided that it shall not constitute an event of default for a debtor relief proceeding to be instituted and remain unstayed if instituted under laws other than the federal or state laws of the United States of America against a Subsidiary not constituting a Material Subsidiary or by a Person or Persons not controlled, directly or indirectly by either Co-Borrower (including the Subsidiary itself, if its board of directors is not subject to control by a Co-Borrower).

         (k) Failure of Agreements. Any material provision of any other Loan Document shall for any reason cease to be valid and binding on either Co-Borrower or Subsidiary thereof party thereto.

         (l) Termination Event. The occurrence of any of the following events:
(i) either Co-Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, such Borrower or ERISA Affiliate is required to pay as contributions thereto; (ii) an accumulated funding deficiency in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan; (iii) a Termination Event; or (iv) either Co- Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $250,000.

         (m) Judgment. A judgment or order for the payment of money (other than the judgment in the amount of $7,000,000 (the "Existing Judgment") entered by Seguros del Estudo against Scientific Games Inc. and described on Schedule 5.1(t) hereof ) which exceeds in amount the Material Judgment Amount shall be entered formally against either Co-Borrower or any of their Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of sixty (60) days. The Existing Judgment is not discharged or stayed within 10 Business Days after the date any Lien is imposed or created in connection with the Existing Judgment.

         (n) Attachment. A warrant or writ of attachment or execution or similar process shall be issued against any property of either Co-Borrower or any Subsidiary thereof which exceeds in value the Material Judgment Amount and such warrant or process shall continue undischarged or unstayed for a period of thirty (30) days.

         SECTION 10.2 Remedies. Upon the occurrence of an Event of Default and at any time thereafter so long as such Event of Default shall be continuing, the Administrative Agent shall, upon the request and direction of the Required Lenders, by notice to the Co-Borrowers:

(a) Acceleration: Termination of Facilities. Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, make the election regarding interest on the Loans pursuant to Section 3.1(e)(ii), and terminate the Credit Facility and the Commitments and any right of the Co-Borrowers to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(j) or (k), the Credit Facility and the Commitments shall be automatically terminated and all Obligations shall automatically become due and payable, and the interest rate election pursuant to Section 3.1(e)(ii) shall be deemed to have been made.

         (b) Rights of Collection. Exercise on behalf of the Lenders all of their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Co-Borrowers' Obligations.

         SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Co-Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

         SECTION 10.4 Set-off. Except to the extent prohibited by law, in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof after acceleration pursuant to
Section 10.2(a), the Lenders and any assignee or participant of a Lender in accordance with Section 12.9 are hereby authorized by the Co-Borrowers at any time or from time to time, without notice to the Co-Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, excluding government securities required by Applicable Law to be held as security for worker's compensation and similar claims) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Co-Borrowers against and on account of the obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2.

SECTION 10.5 Adjustments. If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon in a greater proportion than any such payment received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such Benefitted Lender shall, to the extent permitted by Applicable Law, purchase for cash from the other Lenders such portion of each such other Lender's Loans as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Co-Borrowers agree that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         SECTION 10.6 Consents. The Co-Borrowers acknowledge that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their respective rights under this Agreement and the other Loan Documents may require the consent of a Governmental Authority. If counsel to the Administrative Agent reasonably determines that the consent of a Governmental Authority is required in connection with the execution, delivery and performance of any of the aforesaid Loan Documents or any Loan Documents delivered to the Administrative Agent or the Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then the Co-Borrowers, at the Lenders' sole cost and expense, agree to use their reasonable efforts to secure such consent and to cooperate with the Administrative Agent and the Lenders in any action commenced by the Administrative Agent or any Lender to secure such consent.


                                   ARTICLE XI

                            THE ADMINISTRATIVE AGENT

         SECTION 11.1 Appointment. Each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as Administrative Agent hereunder and under the other Loan Documents and to take such actions as agent on its behalf hereunder and under the other Loan Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms hereof or thereof, together with such other powers and duties as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby (i) consents to the appointment of First Union as secured party under the Note Pledge Agreement, and (ii) acknowledges and agrees that pursuant to the terms of the Note Pledge Agreement, First Union in its capacity as secured party under the Note Pledge Agreement will be acting for the benefit of itself, as lender under the 364-Day Credit Agreement, and as Administrative Agent for the benefit of the Lenders.

         SECTION 11.2 Nature of Duties. The Administrative Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the other Loan Documents. The Administrative Agent shall not have, by reason of this Agreement or any other Loan Document, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations or liabilities in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care. The Administrative Agent shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Loan Documents and its duties hereunder and thereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders).

         SECTION 11.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates (each an "Exculpated Person") shall be (i) liable for any action taken or omitted to be taken by it or any Exculpated Person under or in connection with the Loan Documents, except for its or any Exculpated Person's breach of any Loan Document, violation of Applicable Law, gross negligence or willful misconduct, (ii) responsible in any manner to any Lender for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Loan Document, or for the financial condition of Co-Borrowers or any of their Subsidiaries or any other Person, or (iii) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Co-Borrowers or any of their Subsidiaries.

SECTION 11.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent may deem and treat each Lender as the owner of its interest hereunder for all purposes hereof unless and until a written notice of the assignment, negotiation or transfer thereof shall have been given to the Administrative Agent in accordance with the provisions of this Agreement. The Administrative Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Loan Document (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any Applicable Law or any provision of this Agreement or any other Loan Document or (ii) unless and until it shall have received such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Lenders against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent's acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (including all subsequent Lenders).

         SECTION 11.5 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereafter taken, including any review of the affairs of each Co-Borrower and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of each Co-Borrower and their Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Co-Borrowers hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Loan Document and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of each Co-Borrower and their Subsidiaries. Except as expressly provided in this Agreement and the other Loan Document, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of each Co-Borrower and their Subsidiaries or any other Person that may at any time come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         SECTION 11.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than Events of Default under Section 10.1(b) with respect to interest or fees) unless the Administrative Agent shall have received written notice from Co-Borrowers or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto. The Administrative Agent shall (subject to Sections 11.4 and 12.10) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         SECTION 11.7 Indemnification. To the extent the Administrative Agent is not reimbursed by or on behalf of Co-Borrowers, and without limiting the joint and several obligations of Co-Borrowers to do so, the Lenders (i) shall and do hereby indemnify the Administrative Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this

Agreement or any other Loan Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, and (ii) shall reimburse the Administrative Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Lenders as of the date of determination, for any expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents (including, without limitation reasonable attorneys' fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Lenders); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the party to be indemnified.

         SECTION 11.8 The Administrative Agent in its Individual Capacity. With respect to its Commitment, the Loans made by it and the Note or Notes issued to it, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not performing the agency duties specified herein; and the terms "Lenders," "Required Lenders," "holders of Notes" and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with either Co-Borrower, any of their Subsidiaries or any of their respective Affiliates as if the Administrative Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

         SECTION 11.9 Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days' prior written notice to the Co-Borrowers and the Lenders. Upon any such notice of resignation, the Required Lenders will, with the prior written consent of the Co-Borrowers (which consent shall not be unreasonably withheld), appoint from among the Lenders a successor to the Administrative Agent (provided that the Co-Borrowers' consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no successor to the Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within such thirty-day period, then the retiring Administrative Agent may, on behalf of the Lenders and after consulting with the Lenders and the Co-Borrowers, appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Ns. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was

Administrative Agent. If no successor to the Administrative Agent has accepted appointment as Administrative Agent by the thirtieth (30th) day following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall thereafter perform all of the duties of the Administrative Agent hereunder and under the other Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for hereinabove.


                                   ARTICLE XII

                                  MISCELLANEOUS

         SECTION 12.1  Notices.

         (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if a Business Day (or the next Business Day is the day of delivery is not a Business Day) if delivered by hand or sent by telecopy and if delivered or transmitted during normal business hours, otherwise on the next Business Day, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to any Agent as understood by such Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

         If to either Co-Borrower:       Scientific Games Holdings Corp.
                                         1500 Bluegrass Lakes Parkway.
                                         Alpharetta, Georgia 30004
                                         Attention:  Chief Financial Officer
                                         Telephone No.: (770) 664-3700
                                         Telecopy  No.: (770) 772-7620

         If to First Union,
         as Administrative Agent:        First Union National Bank
                                         First Union National Bank
                                         999 Peachtree Street, N.E.
                                         Atlanta, Georgia  30309
                                         Attention: Wes Burton
                                         Telephone No.: (404) 827-7580
                                         Telecopy No.:  (404) 225-4255
                                                 and

                                         First Union National Bank
                                         NC 0737
                                         301 South College Street, DC-5
                                         Charlotte, North Carolina 28288-0737
                                         Attention: Syndication Agency Services
                                         Telephone No.: (704) 383-0281
                                         Telecopy No.:  (704) 383-0288


         If to any Lender:               The Address set forth on Schedule 1.1

         (c) Administrative Agent's Office. The Administrative Agent hereby designates its Syndication Agency Services office at One First Union Center, 301 South College Street, DC-5, Charlotte, North Carolina 28288-0737, or any subsequent office which shall have been specified for such purpose by written notice to the Co-Borrowers and Lenders, as the Administrative Agent's office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

SECTION 12.2 Expenses. Subject to the limitations contained in the Term Sheet, the Co-Borrowers will pay the reasonable out-of-pocket expenses of the Administrative Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including all syndication and due diligence expenses, appraiser's fees, search fees, recording fees, taxes and the reasonable fees and disbursements of counsel for the Administrative Agent; (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders requested by the Co-Borrowers relating to this Agreement or any of the other Loan Documents including reasonable fees and disbursements of counsel for the Administrative Agent, search fees, appraiser's fees, recording fees and taxes imposed in connection therewith; and
(iii) after the occurrence and during the continuance of an Event of Default, consulting with one or more Persons, including appraisers, accountants, engineers and attorneys, concerning or related to the nature, scope or value of any right or remedy of the Administrative Agent or any of the Lenders hereunder or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons. In addition, after the occurrence and during the continuance of an Event of Default, the Co-Borrowers will pay the reasonable out-of-pocket expenses of the Administrative Agent and each Lender in connection with prosecuting or defending any claim in any way arising out of, related to, connected with, or enforcing any provision of, this Agreement or any of the other Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by the Administrative Agent (but with any counsel engaged by the Administrative Agent, to be approved by both the Administrative Agent and the Required Lenders, with the Administrative Agent not to withhold its approval unreasonably but to have the sole choice of counsel if the Administrative Agent and the Required Lenders cannot agree) or any of the Lenders but shall not, with respect to all counsel hired by the Lenders other than the Administrative Agent, result in the payment of legal fees by the Co-Borrowers in excess of five thousand dollars ($5,000) for the subject Event of Default; provided, however, that in connection with any litigation or other proceeding (i) between the Co-Borrowers and the Lenders, the Co-Borrowers shall not be obligated to pay any expenses or costs of the Lenders (including, without limitation, reasonable attorneys' fees and expenses) that are attributable to any issue raised in such litigation or other proceeding with respect to which the Co-Borrowers shall have prevailed (the determination, if necessary, of which party shall have prevailed may be made by the court or arbitration panel in the trial or appeal of such action or other proceeding) and (ii) solely between any Lender and the Administrative Agent, the Co-Borrowers shall not be obligated to pay any expenses or costs of any Lender or the Administrative Agent.

         SECTION 12.3 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.

         SECTION 12.4 Consent to Jurisdiction. The Co-Borrowers hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Fulton County, Georgia, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Co-Borrowers, the Administrative Agent and each Lender hereby irrevocably consent to the service of a summons and complaint and other process in any action, claim or proceeding brought by any party hereto in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 12.1, if and to the extent otherwise in compliance with Applicable Law. Nothing in this Section 12.4 shall affect the right of the Co-Borrowers, the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Co-Borrowers, Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any party hereto or its properties in the courts of any other jurisdictions.

         SECTION 12.5  Arbitration.

         (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Notes or any other Loan Documents ("Disputes"), between or among parties to the Notes or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration

Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Atlanta, Georgia. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The arbitrators shall be appointed as provided in the Arbitration Rules.

         (b) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the Administrative Agent and the Lenders preserve, without diminution, certain remedies that the Administrative Agent and the Lenders may employ or exercise freely, either alone, in conjunction with or during a Dispute. The Administrative Agent and the Lenders shall have and hereby reserve the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, subject to the provisions of
Section 10.4, and peaceful possession of property, (iii) when applicable, a judgement by confession of judgement and (iv) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

         SECTION 12.6 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH CO-BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

         SECTION 12.7 Reversal of Payment. To the extent any Co-Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

         SECTION 12.8 Injunctive Relief. The Co-Borrowers, Administrative Agent and each Lender recognize that, in the event any of them fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the other parties. Therefore, the Co-Borrowers, the Administrative Agent and each Lender agree that the other parties, at such parties' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         SECTION 12.9 Successors and Assigns; Participations.

         (a) Each Lender may assign to one or more other Eligible Assignees or, during the existence and continuance of an Event of Default, to any Person (each, an "Assignee"), all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) any such assignment (other than an assignment by a Lender to an Affiliate of such Lender) shall not be made without the prior written consent of the Administrative Agent and, if a Default or Event of Default has not occurred and is not continuing, the Co-Borrowers (to be evidenced by their counter execution of the relevant Assignment and Acceptance), which consent shall not be unreasonably withheld, (ii) except in the case of an assignment by a Lender to an Affiliate of such Lender or during the existence and continuance of a Default or Event of Default, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to each such assignment) shall in no event be less than the lesser of (A) the entire Commitment of such Lender immediately prior to such assignment or (B) $5,000,000, and (iii) the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (an "Assignment and Acceptance") in the form of Exhibit E attached hereto, together with any Note or Notes subject to such assignment, and the Assignee will pay a non-refundable processing fee of $3000 to the Administrative Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein, which effective date shall be at least five Business Days after the execution thereof (unless the Administrative Agent shall otherwise agree), (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than rights under the provisions of this Agreement and the other Loan Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Acceptance) and be released from its obligations under this Agreement, other than obligations arising prior to the effective date of such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The terms and provisions of each Assignment and Acceptance shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Administrative Agent and the other parties hereto as if set forth at length herein.

         (b) The Administrative Agent will maintain at its address for notices referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Co-Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Co-Borrowers and each Lender at any reasonable time and from time to time upon reasonable prior notice.

         (c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee and counter executed by the Co-Borrowers (if required), together with any Note or Notes subject to such assignment and the processing fee referred to in subsection (a) above, the Administrative Agent will (i) accept such Assignment and Acceptance, (ii) on the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Co-Borrowers and the Lenders. Within five
(5) Business Days after its receipt of such notice, the Co-Borrowers, at their own expense, will execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Assignee in an aggregate principal amount equal to the principal amount of the Commitment (or, if the Commitments have been terminated, the principal amount of the Loans) assumed by it pursuant to such Assignment and Acceptance and, to the extent the assigning Lender has retained its Loans and/or Commitment hereunder, a new Note or Notes to the order of the assigning Lender in an aggregate principal amount equal to the principal amount of the Commitment (or, if the Commitments have been terminated, the principal amount of the Loans) retained by it hereunder. Such new Note or Notes shall be dated the date of the replaced Note or Notes and shall otherwise be in substantially the forms of the Notes attached hereto. The Administrative Agent will return canceled Notes to the Co-Borrowers.

         (d) Each Lender may, without the consent of the Co-Borrowers, the Administrative Agent or any other Lender, sell to one or more other Persons (each, a "Participant") participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) any such participation shall not exceed fifty percent (50%) of such Lender's post assignment Commitment, (iii) the Co-Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Loan Document (except as to actions that would (w) reduce or forgive the principal amount of, or rate of interest on, any Loan, or reduce or forgive any fees or other Obligations, (x) extend any date (including without limitation, the Revolver Facility Termination Date) fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligations, or (y) increase any Commitment of any Lender), and (iv) no Participant shall have any rights under this Agreement or any of the other Loan Documents, each Participant's rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Co-Borrowers hereunder shall be determined as if such Lender had not granted such participation.

         (e) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release a Lender from any of its obligations hereunder.

         (f) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall treat as confidential all non-public information, including, without limitation, all financial projections, obtained pursuant to the Loan Documents and shall disclose such information outside their organizations only as may be deemed appropriate by any of the Administrative Agent or the Lenders in the exercise of its or their rights under the Loan Documents with respect to the repayment or administration of, or transfer or assignment of participations or interests in, the Loans or, to the extent permitted by Applicable Law, upon reasonable prior notice to the Co-Borrowers, as compelled by judicial or administrative process or by other requirements of Applicable Law.

         SECTION 12.10 Amendments, Waivers and Consents: Renewal. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders upon request of the Co-Borrowers, and any consent given by the Lenders in response to a request by the Co-Borrowers, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Co-Borrowers; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make Loans, (b) extend the originally scheduled time or times of payment of the principal of any Loan or the time or times of payment of interest on any Loan, (c) reduce the rate of interest or fees payable on any Loan, (d) permit any subordination of the principal or interest on any Loan, (e) amend the provisions of this Section 12.10 or the definition of Required Lenders, (f) increase the Swingline Commitment, the Aggregate Commitment, or the Aggregate Revolver Loan Commitments, or (g) release any Guarantor or amend the provisions of Section 7.12 (but with a waiver of, or consent to departure from, the provisions of Section 7.12 as it pertains to any Material Subsidiary not organized under the laws of one of the United States to require only the approval of the Required Lenders) , without the prior written consent of each Lender bound thereby. In addition, no amendment, waiver or consent to the provisions of Article XI shall be made without the written consent of the Administrative Agent.

         SECTION 12.11 Performance of Duties. The Co-Borrowers' obligations under this Agreement and each of the Loan Documents shall be performed at the joint and several sole cost and expense of the Co-Borrowers.

         SECTION 12.12  Indemnification.

         (a) Each Co-Borrower jointly and severally agrees to reimburse the Administrative Agent and the Lenders for all reasonable costs and expenses, including reasonable counsel or other out-of-pocket fees and disbursements reasonably incurred, and the Co-Borrowers hereby indemnify and hold the Administrative Agent and each Lender (collectively, the "Indemnified Parties" and individually, an "Indemnified Party") harmless from and against all losses suffered by the

Administrative Agent and the Lenders in connection with (i) the exercise by the Administrative Agent or the Lenders, after the occurrence and during the continuance of an Event of Default, of any remedy granted to them by Co-Borrowers under this Agreement or any of the other Loan Documents, (ii) any claim by any third party against the Administrative Agent or any Lender arising out of or in any way connected with the acts or omissions of the Co-Borrowers or any Subsidiary thereof under or pursuant to this Agreement or any of the other Loan Documents, and (iii) the collection or enforcement of the Obligations or any of them against the Co-Borrowers, after the occurrence and during the continuance of an Event of Default; provided, that no reimbursement obligation or undertaking to indemnify contained herein shall apply (A) to any expenses that are attributable to any issue raised in any litigation or other proceeding with respect to which the Co-Borrowers shall have prevailed (the determination, if necessary, of which party shall have prevailed may be made by the court or arbitration panel in the trial or appeal of such action or other proceeding), or
(B) to the extent that such losses, claims, damages, liabilities or other expenses result from the breach by any Indemnified Party of its obligations hereunder or under any Loan Document, the violation of Applicable Law, gross negligence or willful misconduct of any Indemnified Party.

         (b) The following shall apply to all claims for indemnity under this
Section 12.12 or otherwise under the Loan Documents:

                  (i) If any Indemnified Party has knowledge of any claim or matter for which it believes it is entitled to indemnification hereunder, it shall give prompt written notice thereof to the Co-Borrowers; provided, however, that the failure of an Indemnified Party to give such notice shall not relieve the Co- Borrowers of its obligations hereunder.

                  (ii) Each claim against an Indemnified Party by a third party shall, if reasonably requested by the Co-Borrowers, be contested by the Indemnified Party in good faith by appropriate proceedings, provided that the Co-Borrowers shall indemnify such Indemnified Party in full in respect of any out-of-pocket fees, costs or expenses actually incurred by such Indemnified Party in conducting such contest and the amount of any interest or penalties, if any, which are required to be paid as a direct result of contesting such claim.

                  (iii) In connection with any litigation or other proceeding between the Co-Borrowers and the Lenders, the Co-Borrowers shall not be obligated to pay any expenses or costs of the Lenders (including, without limitation, reasonable attorneys' fees and expenses) that are attributable to any issue raised in such litigation or other proceeding with respect to which the Co-Borrowers shall have prevailed (the determination, if necessary, of which party shall have prevailed may be made by the court or arbitration panel in the trial or appeal of such action or other proceeding).

         SECTION 12.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or such Lenders pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility have not been terminated.

         SECTION 12.14 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

         SECTION 12.15 Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 12.16 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 12.17 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 12.18 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

         SECTION 12.19 Provisions Regarding the Euro.

                  (a) Definitions. As used in this Section 12.19, the following terms have the following meanings:

                           "beginning of the third stage of EMU" means the date
                  the third stage of EMU began or the date on which circumstances arise which, in the reasonable, good faith opinion of the Administrative Agent, have substantially the same effect and result in substantially the same consequences as the beginning of the third stage of EMU as contemplated by the Treaty on European Union.

                           "EMU" means economic and monetary union as
                  contemplated in the Treaty on European Union.

                           "EMU legislation" means legislative measures of the
                  European Council for the introduction of change over to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU;

                           "euro" means the single currency to which
                  participating member states of the European Union are converting;

                           "euro unit" means the currency unit of the euro;

                           "fixed exchange rate" means the exchange rate for a
                  national currency unit into a euro unit set in accordance with EMU legislation in effect from time to time.

                           "national currency unit" means the unit of currency
                  (other than a euro unit) of a participating member state.

                           "participating member state" means each state so
                  described in any EMU legislation.

                           "Treaty on European Union" means the treaty of Rome
                  of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992) as amended from time to time.

                  (b) Effectiveness of Provisions. The provisions of clauses (c) to (l) below, inclusive, shall be effective on the later of the date of this Agreement or the beginning of the third stage of EMU, provided, that if and to the extent that any such provision relates to any state (or the currency of such state) that is not a participating member state on the beginning of the third stage of EMU, such provision shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a participating member state.

                  (c) Continuity of Contract. The parties to this Agreement agree that the occurrence or non-occurrence of EMU, any event or events associated with the EMU and/or the introduction of the euro in all or any part of the European Union will not result in the discharge, cancellation, rescission or termination in whole or in part of any agreement between any of the parties hereto or give the Administrative Agent, the Lenders or the Co-Borrowers the right to cancel, rescind, terminate or vary any agreement, other than as specifically provided in this Agreement.

                  (d) Redenomination and Alternative Currencies. If and to the extent that any EMU legislation provides that following the beginning of the third stage of EMU an amount denominated either in the euro unit or in the national currency unit of a member state and payable within the member state by crediting an account of a creditor can be paid by a debtor either in the euro unit or in that national currency unit, each party to this Agreement shall be entitled, subject to clause (e) below, to pay or repay any such amount either in the euro unit or in such national currency unit; provided, however, any amount paid in a national currency unit shall equal, at the fixed exchange rate for that national currency unit, the required amount stated to be due in euro units.

                  (e) Loans. Any Loan in the currency of a participating member state shall be made in the euro unit, provided that any Loan may, if so requested by any Co-Borrower, be made in the national currency unit (based upon the fixed exchange rate) of any participating member state so long as such national currency unit continues to be available as legal tender for obligations of the same type or character as the obligations set forth in this Agreement.

                  (f) Payments to the Administrative Agent. Those Sections of this Agreement providing for payment or repayment in a national currency unit shall be construed so that, in relation to the payment of any amount of euro units or national currency units, such amount shall be made available to the Administrative Agent in immediately available funds at the Euro Lending Office.

                  (g) Payment by the Administrative Agent to the Lenders. Any amount payable by the Administrative Agent to the Lenders under this Agreement in the national currency unit of a participating member state shall be paid in the currency received by it from the Co-Borrowers.

                  (h) Payments by the Administrative Agent Generally. This clause (h) is not intended to, and does not, modify the provisions of
         Section 3.4(a) of this Agreement to the extent that such provisions relate to the place, date and time for payment of any amounts under this Agreement. With respect to the payment of any amount denominated in the euro unit or in a national currency unit, the Administrative Agent shall not be liable to the Co-Borrowers or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent has made reasonable effort to effect all relevant steps to achieve, on the date required by the Agreement, the payment of such amount in immediately available funds (in the euro unit or, as the case may be, in a national currency unit) to the applicable Euro Lending Office or the account with the bank in the principal financial center in the participating member state which any Co-Borrower or, as the case may be, any Lender shall have specified for such purpose. In this paragraph, "all relevant steps" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time reasonably believe to be in effect for the purpose of clearing or settling payment of the euro.

                  (i) Basis of Accrual. If the basis of accrual of interest (such as IBOR) or fees expressed in this Agreement with respect to the currency of any state that becomes a participating member state, in the Administrative Agent's reasonable, good faith judgment, shall not be available because interest rate quotes for a national currency unit are no longer provided, or shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a participating member state; provided, however, if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

                  (j) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of the Co-Borrowers to the Administrative Agent and to the Lenders and the Administrative Agent and the Lenders to the Co-Borrowers under or pursuant to this
         Agreement:

                           (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency unit to be paid to or by the Administrative Agent or Lenders shall be replaced by a reference to such reasonably comparable amount (or an integral multiple thereof) in the euro unit as the Administrative Agent may from time to time specify; and

                           (ii) each Co-Borrower hereby agrees to make, execute and deliver all such additional and further acts and instruments (including amendments hereto) as the Administrative Agent may from time to time reasonably request as necessary or appropriate to reflect the implementation of the EMU and to place the parties hereto in substantially the position they would have occupied had the EMU not been implemented.

                  (k) Exchange Indemnification and Increased Costs. Each Co-Borrower shall upon demand from the Administrative Agent, pay to the Administrative Agent for the account of each Lender the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent or such Lender in respect of any Loans made hereunder as a result of the election by the Co-Borrowers to borrow in national currency units and repay in euro units or to borrow in euro units and repay in national currency units, (ii) any reduction in any amount payable to, or in the effective return on its capital to, the Administrative Agent or such Lender in respect of any Loans made hereunder as a result of the election of the Co-Borrowers to borrow in national currency units and repay in euro units or to borrow in euro units and repay in national currency units, or (iii) any currency exchange loss that the Administrative Agent or such Lender sustains in respect of any Loans made hereunder as a result of the election by the Co-Borrowers to borrow in national currency units and repay in euro units or to borrow in euro units and repay in national currency units.

                  (l) Further Assurance. Each Co-Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU, to enter into an agreement amending this Agreement in such manner as the Administrative Agent reasonably shall request in order to reflect the implementation of the EMU to place the parties hereto in the position they would have been in had the EMU not been implemented.

      [Remainder of page intentionally blank; next page is signature page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]                  SCIENTIFIC GAMES HOLDINGS CORP.




                                  By:
                                     -----------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------




[CORPORATE SEAL]                  SCIENTIFIC GAMES INC.


                                  By:
                                     -----------------------------------------
                                        Name:
                                             ---------------------------------
                                        Title:
                                              --------------------------------




                      [SIGNATURE PAGE TO CREDIT AGREEMENT]

                                          FIRST UNION NATIONAL BANK, as
Domestic Office Address:                  Administrative Agent, Issuing Bank
                                          and Lender

301 South College Street, DC-5
Charlotte, North Carolina 28288-0737      By:
                                             ---------------------------------
                                              Name:
                                                   ---------------------------
                                              Title:
                                                    --------------------------

Euro Lending Office Address:

3 Bishopgate
London EC2N 3AB
England



                      [SIGNATURE PAGE TO CREDIT AGREEMENT]

Domestic Office Address:           WACHOVIA BANK, N.A., as Lender

191 Peachtree Street
Atlanta, GA 30303
                                   By:
                                      --------------------------------------
                                         Name:
                                              ------------------------------
                                         Title:
                                               -----------------------------


Euro Lending Office Address:

191 Peachtree Street
Atlanta, GA 30303



                      [SIGNATURE PAGE TO CREDIT AGREEMENT]

Domestic Office Address:           BANK OF AMERICA, N.A., as Lender

600 Peachtree Street
Atlanta, GA 30308
                                   By:
                                      ---------------------------------------
                                         Name:
                                              -------------------------------
                                         Title:
                                               ------------------------------

Euro Lending Office Address:

600 Peachtree Street
Atlanta, GA 30308




                      [SIGNATURE PAGE TO CREDIT AGREEMENT]

Domestic Office Address:           SUNTRUST BANK, ATLANTA, as Lender

25 Park Place
Mail Code 1941
Atlanta, GA 30303
                                   By:
                                      ----------------------------------------
                                         Name:
                                              --------------------------------
                                         Title:
                                              --------------------------------

Euro Lending Office Address:

Attn: Sandra Bentley               By:
25 Park Place                         --------------------------------------
14th Floor                            Name:
Atlanta, GA 30303                           --------------------------------
                                      Title:
                                             -------------------------------




                      [SIGNATURE PAGE TO CREDIT AGREEMENT]